EXHIBIT 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. OMITTED INFORMATION HAS BEEN REPLACED WITH [*****].

Water Authority of the Cayman Islands

Procurement of and Operating Agreement for a Sea Water Desalination Plant at Red Gate Water Works Grand Cayman, Cayman Islands using the Reverse Osmosis Process (2021)

Water Authority of the Cayman Islands

Procurement of and Operating Agreement for a Sea Water Desalination Plant at Red Gate Water Works Grand Cayman, Cayman Islands using the Reverse Osmosis Process (2021) Request for Tender

Request for Tender No.: PPC-2021-WAC-047-RFP

Issued: Tuesday 5 October 2021

Submission Deadline: Friday 14 January 2022 12:00 PM EST

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TABLE OF CONTENTS
PART 1 - INVITATION AND SUBMISSION INSTRUCTIONS		5
1.1	Introduction	5
1.2	Invitation	5
1.3	Procurement Contact	5
1.4	Type of Contract for Deliverables	5
1.5	Timetable	6
1.6	Submission of Proposals	6

PART 2 - EVALUATION AND AWARD		9
2.1	Stages of Evaluation	9
2.2	Stage I — Mandatory Submission Requirements	9
2.3	Stage II —Mandatory Technical Requirements	9
2.4	Stage III — Pricing	9
2.5	Selection of Top-Ranked Proponent	9
2.6	Notice to Proponent and Execution of Agreement	9
2.7	Failure to Enter into Agreement	10

PART 3 -TERMS AND CONDITIONS OF THE PROCUREMENT PROCESS		11
3.1	General Information and Instructions	11
3.2	Communication after Issuance of Procurement Documents	12
3.3	Notification and Debriefing	12
3.4	Conflict of Interest and Prohibited Conduct	13
3.5	Confidential Information	14
3.6	Reserved Rights and Limitation of Liability	15

APPENDIX A - CONDITIONS OF ENGAGEMENT		17

APPENDIX B - SUBMISSION FORM		47

APPENDIX C - PROJECT PARTICULARS		51
A.	THE DELIVERABLES	51
B.	MANDATORY SUBMISSION REQUIREMENTS	51
C.	MANDATORY TECHNICAL REQUIREMENTS	52
D.	ASSESSMENT CRITERIA	53
E.	PRE-CONDITIONS OF AWARD	56

APPENDIX D - REFERENCES FORM		57

APPENDIX E - ANALYSIS OF WELL WATER (TYPICAL VALUES)		59

APPENDIX F - QUALITY OF PRODUCT WATER		61

APPENDIX G - SPECIFICATIONS FOR CONSTRUCTING FEED WATER ABSTRACTION AND BRINE DISPOSAL WELLS		63

APPENDIX H - OPERATION OF FEED WATER ABSTRACTION AND BRINE DISPOSAL WELLS		75

APPENDIX I - OPERATION MANAGEMENT REQUIREMENTS		77

APPENDIX J - MANDATORY SPARES INVENTORY		83

APPENDIX K - DRAWINGS		87

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PART 1 - INVITATION AND SUBMISSION INSTRUCTIONS

1.1 Introduction

This Procurement Document issued by the Water Authority – Cayman (“the Authority”) is:

◻	A request for proposal (RFP) to companies to submit proposals for the procurement of professional design services,
⬛	A request for tenders (RFT) to companies to submit a tender for the construction of certain facilities or for the supply of certain products or services.

1.2 Invitation

This is an invitation by the Authority to eligible prospective respondents (“Proponents”) to submit a tender for the Procurement of and Operating Agreement for a Sea Water Desalination Plant at Red Gate Water Works, Grand Cayman, Cayman Islands using the Reverse Osmosis Process (2021) contract, as further described in APPENDIX C- PROJECT PARTICULARS, Section A (the “Deliverables”).

1.3 Procurement Contact

If a Proponent is in doubt as to the true meaning of any part of this Procurement Document or other documents contained herein, the Proponent shall submit questions only via the Bonfire platform (for the relevant project):

https://cayman.bonfirehub.com/opportunities

Except in so far as may be directed by the Authority in writing neither the Authority, nor any agent or servant in their employment has any authority to make any representation or explanation to Proponents as to the meaning of this Procurement Document.

Proponents and their representatives are not permitted to contact any employees, officers, agents, elected or appointed officials or other representatives of the Authority concerning matters regarding this Procurement Document. Failure to adhere to this rule may result in the disqualification of the Proponent and the rejection of the Proponent’s proposal.

Questions regarding the response and submission process only shall be submitted in writing to the Authority:

Tom van Zanten, Deputy Director (Tom.vanZanten@waterauthority.ky )

1.4 Type of Contract for Deliverables

The selected Proponent will be required to enter into an agreement with the Authority for the provision of the Deliverables in the form included in APPENDIX A — CONDITIONS OF ENGAGEMENT to the Procurement Document (the “Agreement”).

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1.5 Timetable

Issue Date of Procurement Document	Tuesday 5 October 2021
Site Visit	Not Applicable
Deadline for Questions	Tuesday 28 December 2021 12:00 PM EST (GMT-5)
Deadline for Issuing Addenda	Wednesday 5 January 2022
Submission Deadline	Friday 14 January 2022 12:00 PM EST (GMT-5)
Rectification Period	Five (5) Business Days from Notification of Rectification
Anticipated Ranking of Proponents	Friday 18 March 2022
Anticipated Execution of Agreement	Friday 17 June 2022
Irrevocability Period	165 days

The above timetable is tentative only, and may be changed by the Authority at any time.

1.6 Submission of Proposals

Please follow these instructions to submit via our electronic Public Portal.

Prepare your submission materials:

Requested Information

Name	Type	# Files	Requirement
APPENDIX A - CONDITIONS OF ENGAGEMENT	File Type: PDF (.pdf)	1	Required
APPENDIX B - SUBMISSION FORM	File Type: PDF (.pdf)	1	Required
APPENDIX C - PROJECT PARTICULARS	File Type: PDF(.pdf)	1	Required
APPENDIX D - REFERENCES FORM	File Type: PDF (.pdf)	1	Required
PROPOSAL SUBMISSION - EXPERIENCE, TEAM & APPROACH	File Type: PDF (.pdf)	1	Required

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Other Information (These will be part of the Contract)

Name	Type	# Files
APPENDIX E - ANALYSIS OF WELL WATER (TYPICAL VALUES)	File Type: PDF (.pdf)	1
APPENDIX F - QUALITY OF PRODUCT WATER	File Type: PDF (.pdf)	1
APPENDIX G - SPECIFICATIONS FOR CONSTRUCTING FEED WATER ABSTRACTION AND BRINE DISPOSAL WELLS	File Type: PDF (.pdf)	1
APPENDIX H - OPERATION OF FEED WATER ABSTRACTION AND BRINE DISPOSAL WELLS	File Type: PDF (.pdf)	1
APPENDIX I - OPERATION MANAGEMENT REQUIREMENTS -	File Type: PDF (.pdf)	1
APPENDIX J - MANDATORY SPARES INVENTORY	File Type: PDF (.pdf)	1
APPENDIX K - DRAWINGS	File Type: PDF (.pdf)	1

Requested Documents:

Please note the type and number of files allowed. The maximum upload file size is 100 MB.

Please note that only ONE (1) file can be uploaded for each Requested Document above. If you upload more than one file into the same slot, the previous file will he overwritten.

Do not embed any documents within your uploaded files, as they will not be accessible or evaluated.

1.6.1	Proposals to be Submitted at Prescribed Location:

Proposals shall be submitted electronically at the following platform:

https://cayman.bonfirehub.com/opportunities

1.6.2	Proposals to be Submitted on Time

Proposals must be submitted on or before the Submission Deadline. Proposals submitted after the Submission Deadline will be rejected.

We strongly recommend that you give yourself sufficient time and at least ONE (1) hour before Submission Deadline to begin the uploading process and to finalize your submission.

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Important Notes:

Each Requested Document is instantly (automatically) sealed and will only be visible after the Submission Deadline.

Uploading large documents may take significant time, depending on the size of the file(s) and your Internet connection speed.

You will receive an email confirmation receipt with a unique confirmation number once you finalize your submission.

Minimum system requirements: Internet Explorer 8/9/10+, Google Chrome, or Mozilla Firefox. JavaScript must be enabled.

Need Help?

The Authority uses a Bonfire portal for accepting and evaluating proposals digitally. Please contact Bonfire at Support@GoBonfire.com for technical questions related to your submission. You can also visit their help forum at https://bonfirehub.zendesk.com/hc

1.6.3	Amendment of Proposals

Proponents may amend their proposals prior to the Submission Deadline by uploading (a) new file(s) as only ONE (1) file can be uploaded for each Requested Document above. If you upload more than one file into the same slot, the previous file will be overwritten.

1.6.4	Proposals Irrevocable after Submission Deadline

Proposals shall be irrevocable for a period of 165 days running from the moment that the Submission Deadline passes.

No proposal shall be altered or amended after the Submission Deadline other than those alterations necessary to correct any arithmetic errors. Rates shall prevail where there is an arithmetic error in extension. Discrepancies in the quantity multiplied by unit price and the extended total amount will be resolved in favour of the quantity multiplied by unit price. Discrepancies between the indicated sum of any column of figures and the correct sum thereof will be resolved in favour of the correct sum.

[End of Part 1]

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PART 2 – EVALUATION AND AWARD

2.1Stages of Evaluation

The Authority will conduct the evaluation of proposals in the following stages:

2.2Stage I – Mandatory Submission Requirements

Stage I will consist of a review to determine whether proposals comply with all of the mandatory submission requirements. If a proposal fails to satisfy all of the mandatory submission requirements, the Authority will issue the respondent a rectification notice identifying the deficiencies and providing the respondent an opportunity to rectify the deficiencies. If the respondent fails to satisfy the mandatory submission requirements within the Rectification Period, its proposal will be excluded from further consideration. The Rectification Period will begin to run from the date and time that the Authority issues a rectification notice to the respondent. The mandatory submission requirements are listed in Section B of APPENDIX C - PROJECT PARTICULARS.

2.3Stage II – Mandatory Technical Requirements

The Authority will review the proposals to determine whether the mandatory technical requirements as set out in Section C of APPENDIX C - PROJECT PARTICULARS have been met. Questions or queries on the part of the Authority as to whether a proposal has met the mandatory technical requirements will be subject to the verification and clarification process set out in PART 3-TERMS AND CONDITIONS OF THE PROCUREMENT PROCESS.

The Authority will evaluate each qualified proposal on the basis of the rated criteria as set out in Section D of APPENDIX C - PROJECT PARTICULARS.

2.4Stage III – Pricing

The Authority will score the submitted price offering of each qualified proposal in accordance with the price evaluation method set out in Section D of APPENDIX C - PROJECT PARTICULARS. The evaluation of the price offerings will be undertaken after the evaluation of the mandatory requirements and the rated criteria has been completed.

2.5Selection of Top-Ranked Proponent

After the completion of Stage III, all scores from Stage II and Stage III will be added together and the Proponents will be ranked based on their total scores. The award will be made on the basis of that proposal from the responsible Proponent with the highest score using the Proposal Evaluation Criteria as set out in Section D of APPENDIX C - PROJECT PARTICULARS and which will best serve the interest of the Authority. Subject to the reserved rights of the Authority, the top-ranked Proponent will be selected to enter into the Agreement in accordance with the following section.

2.6Notice to Proponent and Execution of Agreement

The notice of selection by the Authority to the selected Proponent shall be in writing. The selected Proponent shall satisfy any other applicable conditions of this Procurement Document, including the pre-conditions of award listed in Section E of APPENDIX C - PROJECT PARTICULARS, within

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forty-five (45) days of the notice of selection, before the Agreement in the form included in APPENDIX A – CONDITIONS OF ENGAGEMENT to the Procurement Document (the “Agreement”) shall be executed. This provision is solely for the benefit of the Authority and may be waived by the Authority.

2.7	Failure to Enter into Agreement

In addition to all of the Authority’s other remedies, if a selected Proponent fails to satisfy all of the applicable conditions within forty-five (45) days of the notice of selection, and the Agreement therefore cannot be not executed, the Authority may, without incurring any liability, withdraw the selection of that Proponent and proceed with the next highest ranked Proponent.

[End of Part 2]

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PART 3 – TERMS AND CONDITIONS OF THE PROCUREMENT PROCESS

3.1	General Information and Instructions
3.1.1	Procurement Document Incorporated into Proposal

All of the provisions of this Procurement Document are deemed to be accepted by each Proponent and incorporated into each Proponent’s proposal. A Proponent who submits conditions, options, variations or contingent statements inconsistent with the terms set out in this Procurement Document, either as part of its proposal or after receiving the notice of selection, may be disqualified.

3.1.2	Proponents to Follow Instructions

Proponents should structure their proposals in accordance with the instructions in this Procurement Document. Where information is requested in this Procurement Document, any response made in a proposal should reference the applicable section numbers of this Procurement Document.

3.1.3	Proposals in English

All proposals are to be in English only.

3.1.4	No Incorporation by Reference

The entire content of the Proponent’s proposal should be submitted in a fixed form, and the content of websites or other external documents referred to in the Proponent’s proposal but not attached will not be considered to form part of its proposal.

3.1.5	References and Past Performance

In the evaluation process the Authority may include information provided by the Proponent’s references and may also consider the Proponent’s past performance or conduct on previous contracts with the Authority or other institutions.

3.1.6	Information in Procurement Document Only an Estimate

The Authority makes no representation, warranty or guarantee as to the accuracy of the information contained in this Procurement Document or issued by way of addenda. Any quantities shown or data contained in this Procurement Document or provided by way of addenda are estimates only, and are for the sole purpose of indicating to the Proponents the general scale and scope of the Deliverables. It is the Proponent’s responsibility to obtain all the information necessary to prepare a proposal in accordance with this Procurement Document.

3.1.7	Proponents to Bear Their Own Costs

The Proponent will bear all costs associated with or incurred in the preparation and presentation of its proposal, including, if applicable, costs incurred for interviews or demonstrations.

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3.1.8	Proposal to be Retained by the Authority

The Authority will not return the proposal or any accompanying documentation submitted by a Proponent.

3.2	Communication after Issuance of Procurement Documents
3.2.1	Proponents to Review Procurement Documents

Proponents shall promptly examine all of the Procurement Documents, and

(a)	shall report any errors, omissions or ambiguities; and
(b)	may direct questions or seek additional information

in writing by email via the Bonfire platform on or before the Deadline for Questions, as described in PART 1 – INVITATION AND SUBMISSION INSTRUCTIONS. All such questions or comments shall be deemed to be received once the email has been submitted to the Bonfire platform. No such communications are to be directed to anyone else. The Authority is under no obligation to provide additional information, and the Authority shall not be responsible for any information provided by or obtained from any other source. It is the responsibility of the Proponent to seek clarification via the Bonfire platform on any matter it considers to be unclear. The Authority shall not be responsible for any misunderstanding on the part of the Proponent concerning this Procurement Document or its process.

3.2.2	All New Information to Proponents by Way of Addenda

This Procurement Document may be amended only by addendum in accordance with this section. If the Authority, for any reason, determines that it is necessary to provide additional information relating to this Procurement Document, such information will be communicated to all Proponents by addendum. Each addendum shall have a serial number and shall become a part of this Procurement Document. An addendum may contain important information, including significant changes to the Procurement Document. Proponents are responsible for obtaining all addenda issued by the Authority. In the Submission Form (APPENDIX B), Proponents should confirm their receipt of all addenda by setting out the number of each addendum in the space provided.

3.2.3	Post-Deadline Addenda and Extension of Submission Deadline

If the Authority determines that it is necessary to issue an addendum after the Deadline for Issuing Addenda, the Authority may extend the Submission Deadline by a reasonable period of time.

3.2.4	Verify, Clarify and Supplement

When evaluating proposals, the Authority may request further information from the Proponent or third parties in order to verify, clarify or supplement the information provided in the Proponent’s proposal. The response received by the Authority shall, if accepted by the Authority, form an integral part of the Proponent’s proposal.

3.3	Notification and Debriefing
3.3.1	Notification to Other Proponents

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Once the Agreement is executed between the Authority and a Proponent, the other Proponents will be notified directly in writing of the outcome of the procurement process.

3.3.2	Debriefing

Proponents may request a debriefing after receipt of a notification of the outcome of the procurement process. All requests must be in writing to the Procurement Contact and must be made within thirty (30) days of such notification. The intent of the debriefing information session is to aid the Proponent in presenting a better proposal in subsequent procurement opportunities. Any debriefing provided is not for the purpose of providing an opportunity to challenge the procurement process or its outcome.

3.3.3	Procurement Protest Procedure

If a Proponent wishes to challenge the procurement process, it should provide written notice to the Procurement Contact. The notice must provide a detailed explanation of the Proponent’s concerns with the procurement process or its outcome.

3.4	Conflict of Interest and Prohibited Conduct
3.4.1	Conflict of Interest

The Authority may disqualify a Proponent for any conduct, situation or circumstances, determined by the Authority, in its sole and absolute discretion, to constitute a Conflict of Interest, as defined in the Submission Form (APPENDIX B).

3.4.2	Disqualification for Prohibited Conduct

The Authority may disqualify a Proponent, rescind a notice of selection or terminate a contract subsequently entered into if the Authority determines that the Proponent has engaged in any conduct prohibited by this Procurement Document.

3.4.3	Prohibited Proponent Communications

Proponents must not engage in any communications that could constitute a Conflict of Interest and should take note of the Conflict of Interest declaration set out in the Submission Form (APPENDIX B).

3.4.4	Proponent Not to Communicate with Media

Proponents must not at any time directly or indirectly communicate with the media in relation to this procurement process or any agreement entered into pursuant to this Procurement Document without first obtaining the written permission of the Procurement Contact.

3.4.5	No Lobbying

Proponents must not, in relation to this Procurement Document or the evaluation and selection process, engage directly or indirectly in any form of political or other lobbying whatsoever to influence the selection of the successful Proponent.

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3.4.6	Illegal or Unethical Conduct

Proponents must not engage in any illegal business practices, including activities such as bid-rigging, price-fixing, bribery, fraud, coercion or collusion. Proponents must not engage in any unethical conduct, including lobbying, as described above, or other inappropriate communications; offering gifts to any employees, officers, agents, elected or appointed officials or other representatives of the Authority; deceitfulness; submitting proposals containing misrepresentations or other misleading or inaccurate information; or any other conduct that compromises or may be seen to compromise the competitive process provided for in this Procurement Document.

3.4.7	Past Performance or Past Conduct

The Authority may prohibit a company from participating in a procurement process based on past performance or based on inappropriate conduct in a prior procurement process, including but not limited to the following:

(a)	illegal or unethical conduct as described above;
(b)	the refusal of the company to honour its submitted pricing or other commitments; or
(c)	any conduct, situation or circumstance determined by the Authority, in its sole and absolute discretion, to have constituted an undisclosed Conflict of Interest.
3.5	Confidential Information
3.5.1	Confidential Information of the Authority

All information provided by or obtained from the Authority in any form in connection with this procurement process either before or after the issuance of this Procurement Document

(a)	is the sole property of the Authority and must be treated as confidential;
(b)

is not to be used for any purpose other than replying to this Procurement Document and the performance of any subsequent contract for the Deliverables, except as required by law or by order of a court;

(c)	must not be disclosed without prior written authorization from the Authority; and
(d)	must be returned by the Proponent to the Authority immediately upon the request of the Authority.
3.5.2	Confidential Information of Proponent

All proposals and other information submitted to the Authority in relation to this Procurement Document become property of the Authority and, subject to the provisions of the Freedom of Information Law (latest revision), will be held in confidence.

A Proponent should identify any specific information in its proposal or any accompanying

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documentation supplied in confidence for which confidentiality is expected to be maintained by the Authority. The confidentiality of such information will be maintained where it is legally protected, or by order of a court,

Proponents are advised that their proposals will, as necessary, be disclosed on a confidential basis to advisers retained by the Authority to advise or assist with the procurement process, including the evaluation of proposals. If a Proponent has any questions about the collection and use of any information, including personal information, pursuant to this procurement process, these should be submitted to the Procurement Contact.

3.6	Reserved Rights and Limitation of Liability
3.6.1	Reserved Rights of the Authority

The Authority reserves the right to

(a)	make public the names of any or all Proponents;
(b)	make changes, including substantial changes, to this Procurement Document provided that those changes are issued by way of addendum in the manner set out in this Section;
(c)

request written clarification or the submission of supplementary written information in relation to the clarification request from any Proponent and incorporate a Proponent’s response to that request for clarification into the Proponent’s proposal;

(d)

assess a Proponent’s proposal on the basis of: (i) a financial analysis determining the actual cost of the proposal when considering factors including quality, service, price and transition costs arising from the replacement of existing goods, services, practices, methodologies and infrastructure (howsoever originally established); and (ii) in addition to any other evaluation criteria or considerations set out in this Procurement Document, consider any other relevant information that arises during this procurement process;

(e)	waive formalities and accept proposals that substantially comply with the requirements of this Procurement Document;
(f)	verify with any Proponent or with a third party any information set out in a proposal;
(g)	check references other than those provided by any Proponent;
(h)

disqualify a Proponent, rescind a notice of selection or terminate a contract subsequently entered into if the Proponent has engaged in any conduct that breaches the process rules or otherwise compromises or may be seen to compromise the competitive process;

(i)	select a Proponent other than the Proponent whose proposal reflects the lowest cost to the Authority;
(j)	cancel this procurement process at any stage;
(k)	cancel this procurement process at any stage and issue a new Procurement Document for the same or similar deliverables;

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(I)	accept any proposal in whole or in part;

(m)reject any or all non-conforming, non-responsive, unbalanced or conditional proposals, or

(n)reject the proposal of any Proponent if the Authority believes that it would not be in the best interest of the Authority to make an award to that Proponent, whether because the proposal is not responsive or fails to meet any other pertinent standard or criteria established by Authority.

These reserved rights are in addition to any other express rights or any other rights that may be implied in the circumstances.

3.6.2	Limitation of Liability

By submitting a proposal, each Proponent agrees that

(a)neither the Authority nor any of its employees, officers, agents, elected or appointed officials, advisors or representatives will be liable, under any circumstances, for any claim arising out of this procurement process including but not limited to costs of preparation of the proposal, loss of profits, loss of opportunity or for any other claim; and

(b)the Proponent waives any claim for any compensation of any kind whatsoever, including claims for costs of preparation of the proposal, loss of profit or loss of opportunity by reason of the Authority’s decision to not accept the proposal submitted by the Proponent, to enter into an agreement with any other Proponent or to cancel this procurement process, and the Proponent shall be deemed to have agreed to waive such right or claim.

3.7	Governing Law and Interpretation

These Terms and Conditions of the Procurement Process (Part 3)

(a)are intended to be interpreted broadly and independently (with no particular provision intended to limit the scope of any other provision);

(b)are non-exhaustive and shall not be construed as intending to limit the pre-existing rights of the Authority; and

(c)are to be governed by and construed in accordance with the laws of the Cayman Islands.

[End of Part 3]

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APPENDIX A – CONDITIONS OF ENGAGEMENT

1.	INTRODUCTION

The Water Authority of the Cayman Islands (hereinafter called “the Authority”) intends to proceed with a project known as “Procurement of and Operating Agreement for a Sea Water Desalination Plant at Red Gate Water Works, Grand Cayman, Cayman Islands using the Reverse Osmosis Process (2021)”

The Sea Water Reverse Osmosis (SWRO) Plant shall be located at the Authority’s Red Gate Water Works at Red Gate Road, George Town, Grand Cayman, Cayman Islands, Block 20B, Parcel 410, property owned by the Authority.

The Plant shall have a design water production capacity of 10,000 cubic metres of potable water per day (2.64 million US gallons per day) and shall be designed in such a way that the production capacity is achieved by no less than two (2) independent RO trains.

The successful Contractor shall:

a)	design, plan, construct, install, and implement the Plant;
b)	operate and maintain the Plant for a period of ten (10) years and keep all plant equipment, instrumentation, processes, facilities, systems, and utilities in good condition and working order, and
c)	satisfy the demand for water, as determined by the Authority, up to the limit of the design water production capacity throughout the ten (10) year operating period.

All as further described in APPENDIX C, Section A (the “Deliverables”).

2.	ELIGIBILITY CRITERIA

Tenderers shall meet the following eligibility criteria in order to be considered and evaluated:

a.Tenderers must:

i)

either comply with all applicable local laws and regulations, including business regulations, including, but not limited to, having a Trade and Business license, and comply with the Local Companies (Control) Law (latest revision) and the Companies Law (latest revision), or

ii)

provide confirmation that they have sought independent legal and any other appropriate advice on all applicable local laws and regulations relating to carrying on business in the Cayman Islands and that if their tender is accepted, and they are the selected Proponent they will be in a position to comply with all such local laws and regulations within forty-five (45) days of the notice of selection (as per PART 2 — EVALUATION AND AWARD),

b.

Tenderers must provide Past Performance Data and References for at least three (3) similar SWRO plants, each with a design water production capacity of not less than 2,500 m3/d (0.66 MGD) (at least one of which must have a design water production capacity of not less than 5,000 m3/d (1.32 MGD)) which use commercially available isobaric energy recovery devices, that will confirm that the company has successfully designed, constructed and continuously operated these SWRO plants for a period of not less than seven (7) years. Prior experience with SWRO plants using (saline groundwater containing hydrogen sulphide) feed water wells rather than sea water intakes will be an advantage. The Past Performance Data shall clearly identify and describe these SWRO plants and the Tenderer’s involvement. The

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ability of a Tenderer to show an operational plant under an agreement, similar to this one, will be advantageous.

c.	Tenderers must provide their Corporate Information which shall include, as a minimum, the following:
1.	Certificate of Incorporation.
2.	Memorandum and Articles of Association.
3.	Copy of any Shareholders’ or Partnership Agreement(s).
4.	The Proponent’s contact for the procurement process (complete APPENDIX B - SUBMISSION FORM)
5.	Certified copy of board resolution or minute approving the submission and contents of the Tender.
6.	For a Joint Venture also add a copy of the joint venture agreement between or among the joint venture parties.
i.	Tenderers shall provide references for each firm participating in a Joint Venture or teaming arrangement, and specifying what each firm will contribute to that arrangement
7.	Audited financial statements for the last five (5) years or such other documentation that can be independently verified.
d.

Tenderers must provide the name(s) and resume(s) of the intended principal(s) that will be employed full-time on Grand Cayman to oversee and manage the operations for a minimum of the first three (3) years after the First Delivery Date

1.	All such principals shall have an Engineering degree and at least seven (7) years’ experience with operating and maintaining SWRO plants with isobaric energy recovery systems.

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3. CONDITIONS OF CONTRACT

Definition of Terms

1.	The following words shall have the meanings herein assigned to them unless there is something in the subject matter or context inconsistent with such construction.

The “Agreement” shall mean the agreement between the Authority and the Contractor incorporating these Conditions of Contract (including Appendices A through J) and the Contract Drawings included in APPENDIX K;

The “Agreement Date” shall mean the date of the Agreement;

The “Authority” shall mean the Water Authority of the Cayman Islands incorporated by the Water Authority Act, and of P.O. Box 1104, Grand Cayman KY1- 1102; and shall be deemed to include, where appropriate, its duly authorized representatives or agents;

“Clcurrent” shall mean on any given date the Cayman Islands Consumer Price Index on the previous 30 September;

The “Conditions of Contract” shall mean these Conditions;

The “Contract Drawings” shall mean the Drawings referred to in the Agreement and included in APPENDIX K;

The “Contractor” shall mean the Contractor whose tender has been accepted by the Authority and shall include the Contractor’s legal personal representatives, successors and assigns;

A “Critical Spare” shall mean those Plant parts that are essential to meet the conditions of the Agreement, in particular the delivery requirements for Water, as defined in APPENDIX J.

A “cubic metre” shall mean a cubic metre of volumetric measure, and for the purposes of the Agreement shall be deemed equal to 264.2 US gallons;

The “Delivery Point” shall mean the location of the sampling tap adjacent to the Authority’s totalizing flow meter provided under Clause 47, at which point the ownership of and responsibility for the Water passes to the Authority;

The “Electrical Conductivity” (E.C.) shall mean the parameter used to determine the salt content (or total dissolved solids level) of the Water as measured using an Electrical Conductivity sensor, normalized to a specific reference temperature (25°C or 77°F), calibrated in accordance with the manufacturer’s recommendations using standards appropriate for the Water, and measured in units of micro-Siemens/centimetre (µS/cm);

“Ecurrent” shall mean on any given date the actual average cost of electricity (CI $/kWh), provided by Caribbean Utilities Company Ltd., and consumed by the Plant for the month under consideration, expressed in four (4) decimals of Cayman Islands dollars per kWh. For the avoidance of doubt, the actual average cost of electricity is calculated as the total cost of electricity during the previous month divided by the total number of kWhs of electricity consumed by the Plant. This calculation shall be substantiated by monthly invoices (i.e., CUC bills) which shall reflect the quantity (in kWhs) and cost (in CI$) of electricity supplied in the previous month;

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“ENCONspec” shall mean the specific energy consumption of the Plant and shall be deemed to mean the number of kWh of electric power required by the Plant to produce one (1) cubic metre of potable water, and deliver it to the Reservoir, as specified by the Contractor in Item No. 7 of the completed Schedule of Fees (in the Appendix to the Agreement). This shall be deemed to include all ancillary electricity usage (i.e., for air-conditioning, area lighting of the administration offices, product water pumps, etc.);

The “Exchange Rate” shall mean at any time during the Term the buying rate for Cayman Islands dollars (Cl$), using United States dollars (US$), as charged by the Cayman National Bank and Trust Company Limited on the date of the Invoice. (Please note that at present the exchange rate is fixed, and is CI$ 1.00 = US$ 1.20);

The “First Delivery Date” shall mean the date upon which the Contractor first demonstrates the ability of the Plant to deliver to the Reservoir a quantity of 10,000 cubic metres of Water within a period of 24 hours, at the ENCONspec, and which meets the specified quality requirements;

“Membrane” shall mean the complete reverse osmosis membrane assembly, comprising the membrane, membrane supports, flow distribution channels, provisions for brine and product outlets, and pressure vessels. The membranes shall be specifically designed for the production of potable water from seawater and/or brackish water using the reverse osmosis process. The membranes shall offer high salt rejection, high flux rates, and long life.

A “Non-Critical Spare” shall mean those Plant parts that are not essential to meet the conditions of the Agreement, in particular the delivery requirements for Water, as defined in APPENDIX J.

“Penalty” shall mean the stipulated sum to be paid by the Contractor to the Authority in the event of a breach.

The “Plant” shall mean all or any part of the mechanical, electrical and other equipment and all or any part of the civil engineering works including appurtenances which are in the possession of the Contractor and used by the Contractor to provide feed water, purify sea water and convey water to the Reservoir, more particularly described in Clauses 4 through 23;

“Quantity” shall mean the actual quantity of Water, measured in cubic metres, in accordance with Clause 47, delivered to the Authority by the Contractor;

The “Reservoir” shall mean the Authority’s water storage reservoir or reservoirs, located on the Site;

The “Site” shall mean Registration Section George Town Block 20B, Parcel 410 being the Red Gate Water Works located at Red Gate Road, George Town, Grand Cayman;

The “Term” shall mean the term of the Agreement as provided for in Clause 35;

“UScurrent” shall mean on any given date the last published US Producer Price Index for Industrial Commodities less Fuels, Not Seasonally Adjusted — Series ID: WPU03T15M05, as published by United States Department of Labor on their website (http://www.bls.gov/data) on the previous 30 September;

“Water” shall mean potable water processed by the Contractor from sea water and delivered to the Authority in accordance with the terms of this Agreement.

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2.	The Contractor
(a)

shall be deemed to have satisfied himself as regards existing roads or other means of communication with and access to the Site, the affecting contours thereof, the risk of injury or execution of the damage to the property adjacent to the Site, or the occupiers of such property, the nature of the materials (whether natural or otherwise) to be excavated, the conditions under which the construction of the plant are to be carried out, the supply of and conditions affecting labour, the facilities for obtaining any things and generally to have obtained his own information on all matters affecting the execution of the construction and operation of the plant.

(b)

shall not be permitted to make any claim for additional payment on the ground of any misunderstanding or misinterpretation by him of the terms of the Agreement nor shall the Contractor be released from any risks or obligations imposed or undertaken by him under the Agreement on any matter which might affect or have affected the execution of the construction and operation of the Plant.

Scope of Works

3.

The Contractor shall be responsible for all costs (i.e., labour, plant and materials) associated with the design, planning, construction, installation, and implementation of the Plant and for any and all associated or ancillary costs. All equipment incorporated in the Plant shall be new and unused.

4.

The Contractor shall provide a seawater reverse osmosis plant with a Water production capacity of 10,000 cubic metres per day (2,642,000 US gallons per day) (hereinafter also referred to as the design capacity of the Plant). The Water production capacity shall be provided by at least two (2) individual and fully independent units (or trains). At least one unit (or train) shall be capable of being operated using an emergency generator.

5.

The Plant shall incorporate all pre-treatment and post-treatment necessary to achieve the standards laid down in the Agreement. This shall include all monitoring and recording equipment necessary to determine the current condition and operational states of all parts of the Plant including quality of the product and reject water. The Plant shall consist of:

(a)	An electricity-driven sea water reverse osmosis plant, including isobaric energy recovery systems and a computer-based control system, including all civil engineering works and ancillary erections.
(b)

A reinforced concrete or concrete-block building to house the Plant, a workshop and stores. The building shall be of adequate size to house all equipment required for the water production capacity of 10,000 cubic metres of Water per day, with adequate clearances between and around the equipment to facilitate ease of maintenance. The building shall also include an adequate washroom and toilet facilities for the Contractor’s personnel.

(c)	All feed water pumps, controls and associated civil engineering works of adequate capacity to provide the Plant with sufficient feed water to produce 10,000 cubic metres of Water per day.
(d)

All disposal facilities including pumps, controls and associated civil engineering works to dispose of all effluent brine produced by the Plant in accordance with the Agreement. The brine disposal well shall also accept the scrubber blow-down and the flow from the floor drains in the Plant building, unless other arrangements have been made and for which the Authority has given its written consent.

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(e)

All pumps, controls and civil engineering works to transfer 10,000 cubic metres of Water per day from the Plant to the Reservoir. The systems shall be designed to allow the flow of Water from the Plant to be stopped by the Authority without prior notice and without causing any adverse effects to the Plant.

(f)

Motor speed control via variable-frequency drives (VFD’s) shall be provided for the feed water pumps, high-pressure pumps, booster pumps, and second-pass pumps to ensure maximum operational flexibility. The associated pump motors shall be designed for use with Variable Frequency Drives (VFDs).

(g)

An air stripping tower and wet gas scrubber to remove hydrogen sulphide from the product water and the process air stream respectively, in accordance with the Agreement. The air stripping tower and wet gas scrubber shall be designed for the water production capacity of 10,000 cubic metres per day. Sampling taps shall be provided upstream and downstream of the air stripping tower.

(h)

A waste water dump system, monitored and controlled by conductivity and pH sensors, to divert the product water to the brine disposal wells whenever the quality of the product water does not meet the specified quality.

(i)	A small pump station to receive all waste water from the washroom and toilet facilities.
(j)

An emergency generator sized to operate at least one (1) unit (or train), including all requisite pumps (including the pumps and blowers for the air stripping tower and wet gas scrubber), controls, building lights, air-conditioning etc. The emergency generator shall be equipped with a manual transfer switch, and a fuel storage tank (of double-wall design) with adequate capacity to provide at least 72 hours supply. The generator fuel storage system (tank, piping, and accessories) shall comply with NFPA 30 and NFPA 37.

(k)	Any other necessary and reasonable works or equipment that the Contractor is of the opinion shall be required to operate efficiently within the terms and conditions of the Agreement.
6.

The Contractor shall provide and maintain the drilled feed water (abstraction) well or wells. The capacity of all feed water wells combined shall be sufficient to provide the full feed water flow required for the design production capacity of the Plant. All well drilling procedures shall be in strict compliance with the requirements as set out in APPENDIX G. The feed water wells shall be operated in strict compliance with the requirements as set out in APPENDIX H. Each feed water well shall be equipped with a sampling tap.

7.	The Contractor shall install all pipes and fittings between the feed water (abstraction) wells and the Plant building.
8.

The Contractor shall provide, joint and install all pipes and fittings for the product water between the Plant building and the product water pipeline as provided by the Authority in compliance with Clause 29 at the product water pipeline connection point as indicated on the Contract Drawings.

9.

The Contractor shall provide and maintain one (1) drilled brine disposal well of adequate capacity to accept the quantity of brine water generated by the Plant. All well drilling procedures shall be in strict compliance with the requirements as set out in APPENDIX G. The brine disposal well shall be operated in strict compliance with the requirements as set out in APPENDIX H. The brine disposal well shall be equipped with a sampling tap.

10.

The Contractor shall provide, joint and install all pipes and fittings for the brine between the Plant building and the brine pipeline connection point as provided by the Authority in compliance with Clause 29 and as indicated on the Contract Drawings.

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11.

The Contractor shall provide and maintain the feed water well pumps, motors and controls. The duty well pump or pumps shall be capable of providing at least 100% of the feed water required for the design capacity of the Plant. The feed water well pumps shall be submersible pumps. The submersible pump and motor casing shall be constructed of 316SS construction (or better).

The Contractor shall provide and install the underground power and control cables (between the feed water wells and the Plant building) in suitably sized electrical ducts, and in strict compliance with the applicable NEC code requirements.

12.

The Contractor shall provide and maintain the product water pumps, motors and controls. The duty product water pump or pumps shall be capable of delivering at least 100% of the design capacity of product water to the storage Reservoir. A sampling tap shall be provided immediately downstream of the product water pumps.

13.

The Contractor shall provide and maintain the brine disposal pumps, motors and controls, if required by the Plant. The duty brine disposal pump or pumps shall be capable of disposing all effluent brine produced by the Plant into the brine disposal well.

14.

The Contractor shall provide and maintain all disposal wells, floor drains, gutters and down-spouts, waste drains, and all other pipework (such as for the scrubber blow-down, diverted product water, brine etc.). The Contractor shall ensure that no waste materials (e.g., oil, grease, chemicals) other than brine, scrubber blow-down, membrane cleaning solutions and diverted product water are discharged in the brine disposal well.

15.

The Contractor shall provide a small wastewater pump station to receive all waste water from the Plant building’s washroom and toilet facilities, and shall provide, joint and install all pipes and fittings

(a)	between the Plant building and this wastewater pump station, and
(b)	between this wastewater pump station and the sewer connection point as indicated on the Contract Drawings.

The wastewater pump station shall be provided with two (2) grinder pumps (one duty pump and one stand-by pump with an automatic change-over relay) with SS guide-rails for ease of maintenance of the pumps.

The Contractor shall ensure that only domestic wastewater is discharged into this wastewater pump station.

16.

The Contractor shall provide, and submit proven performance records for, all proposed pumps (i.e., high pressure pumps, second pass pumps, feed water well pumps etc.), motors and Membranes. All pumps shall be electricity-driven. Diesel-driven pumps shall not be allowed.

17.

The Contractor shall provide detailed design drawings of the Plant which are certified by a professional engineer, and an affidavit which specifies the operating pressures of Membranes and any other pertinent data on the Plant equipment as shall be determined by the Authority.

18.

The Contractor shall within 60 days of the Agreement Date provide the necessary drawings, standards and specifications for the Plant and the required civil works (including foundations and buildings), all in sufficient detail for the Authority to approve them.

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19.

The Contractor shall be responsible for procuring, and paying all costs associated with, all requisite permissions and approvals as required by the Planning Department, the Building Control Unit, the Electrical Inspector, the Plumbing Inspector, and any other Government Department, for the construction of the Plant. The Authority shall provide reasonable assistance to the Contractor in procuring Planning permission.

20.

The Contractor shall be responsible for the provision and installation of the underground electrical duct and cable between the Plant and the transformer, and for the connection of the secondary of the transformer to the main disconnect at the Plant building. The secondary power supply shall be 480 Volts, 3 phase, 60 Hertz. The Contractor shall be responsible for the provision and installation of the electrical totalizing meter, any other necessary transformers, the main circuit breaker, and all internal electrical wiring. The main electrical service entrance for the Plant shall be designed and constructed for the water production capacity of 10,000 cubic metres of Water per day. The Contractor shall be responsible for the connection of the generator to the manual transfer switch. The emergency generator shall be situated in the vicinity of the Plant building (and within the area designated for the equipment slabs as shown on the Contract Drawings).

21.

The Contractor shall operate the Plant so as to minimize the environmental impact on the surrounding residential area. The building in which the Plant shall be housed shall be constructed with due consideration for the reduction of noise and odour emissions and in doing so the Contractor shall conform to good and commonly accepted standards within the building industry for such applications, but in any event shall comply with the following requirements:

(a)	The Contractor shall conform to the requirements of the Central Planning Authority of the Cayman Islands.
(b)

The Contractor shall design the building and operate the Plant so that the noise emissions shall contribute no more than 50 dB(A) to the normal sound level at a distance of 50 feet from the Plant building. The noise emission limitation shall apply only during “normal” operation of the Plant and shall not apply during the operation of the emergency generator.

(c)

The Contractor shall design, build and operate a wet gas scrubber in such a way that the percentage of removal of hydrogen sulphide in the wet gas scrubber is at least 99%. In any event the concentration of hydrogen sulphide emissions shall not exceed 0.01 ppmv at a distance of 50 feet from the Plant building.

(d)	The building and ancillary works shall be designed and built in strict accordance with the SBBCI Standard Building Code to withstand hurricane force wind loadings (150 mph maximum wind velocity).
(e)	The finished floor elevation of the Plant building shall be at least thirty (30) inches above the existing site elevation.
(f)	The Plant and Plant building shall be designed to withstand the corrosive effects of both the natural environment and the reverse osmosis process, and more specifically:
i.	Walls shall be concrete block or reinforced concrete.
ii.	Plant building shall have a reinforced concrete roof.
iii.	Exposed metal roof beams, exposed permanent metal formwork and/or exposed metal columns shall not be allowed.
iv.	All doors shall be constructed of corrosion resistant material (e.g., stainless steel, fibreglass)
v.	The motor control centres (MCCs), data acquisition and control equipment shall be located in an air-conditioned area.
vi.	High-pressure piping shall be electropolished and passivated 316SS, or better.

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vii.	All mounting hardware (e.g., bolts, nuts, non-wetted flanges) shall be at least 316SS.
viii.	Membrane vessels shall meet or exceed the applicable ASME Boiler and Pressure Vessel Code (BPVC) Section X (fiber-reinforced plastic pressure vessels) specification.
ix.	The isobaric energy recovery system shall be PX® Pressure Exchanger® (PX) units as manufactured by Energy Recovery.

If it is proven to the satisfaction of the Authority that the Plant is not operating within the allowable noise and hydrogen sulphide emission levels the Authority may stop the operation of the Plant until such time as the Plant is able to operate within the allowable emission levels. The Authority shall not be responsible for any loss, cost or expense that this might cause to the Contractor.

22.

The Contractor shall provide an adequate security fence around any hazardous equipment and chemical storage not contained within the Plant building. All chemical storage shall be provided with secondary containment protection. Incompatible chemicals (e.g., acids and caustic solutions) shall be stored in separate areas. The Contractor shall ensure that all equipment and chemicals are locked to prevent tampering. (All chemical storage shall be within the area designated for the equipment slabs as shown on the Contract Drawings).

Before the First Delivery Date, the Contractor shall provide the Authority with a Waste Management Plan for all chemicals, lubricants, fuels and any other hazardous materials used in the Plant, for approval by the Authority, as per APPENDIX I.

23.	The Contractor shall operate the Plant in a workmanlike and efficient manner, and shall meet all costs of and associated with its operation and maintenance.

The Plant shall be designed to operate unattended, with automatic notification (i.e., using auto-dialer equipment) to on-call operating personnel in the event of failure of the Plant. Unattended operation shall include the automatic shut-down of the Plant immediately following the occurrence of major operating problems, such as pipe breakages, malfunctioning of the air stripper and/or wet gas scrubber, or other problems which result in one or more of the constituents of Water significantly exceeding the values set out in APPENDIX F.

24.	The Contractor shall provide all chemicals, filter cartridges, replacement membranes, replacement parts and other consumables.

Insurance

25.

The Contractor shall keep the Authority wholly indemnified from and against any act loss damage or liability suffered or incurred by the Authority or any third party in or arising out of the exercise by the Contractor of the rights or wayleaves (see Clauses 32 and 34) or the operation of the Plant.

26.

Without prejudice to the generality of Clause 25 the Contractor shall within 60 days of the Agreement Date insure in the joint names of the Contractor and the Authority against liability for damage or injury to any person (including any employee of the Contractor or the Authority) or to any property due to or arising out of the construction or operation of the Plant or the exercise by the Contractor of any rights or wayleaves (provided as per Clauses 32 and 34). Such insurance shall be effected for an amount not less than one million United States dollars (U.S. $1,000,000.00) per claim with an insurer and in terms to be approved in writing by the Authority. The Contractor shall from time to time when so required by the Authority produce the

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policy and the receipts for the premiums or other satisfactory evidence of insurance cover as aforesaid.

27.

(a)

In addition to the insurance referred to in Clause 26, the Contractor shall within 60 days of the Agreement Date to the end of the Term or earlier termination of the Agreement, insure or cause to be insured in the joint names of the Contractor and the Authority against loss or damage caused by fire, lightning, explosion, aircraft (including articles dropped from aircraft), earthquake, shock, hurricane, flood, riot, civil commotion, malicious persons, overflowing of water pipes, tanks and other apparatus, impact by road vehicles and such other insurable risks against which a reasonable and knowledgeable contractor would insure. Such insurance shall be in an amount equal to the full cost of reinstating the plant (or such part of the plant as shall from time to time have been carried out) in the event of their total destruction together with the cost of demolition, site clearance, architects’ and other professional fees.

(b)	All insurances referred to in this clause and in Clause 26 shall be effected with insurers previously approved in writing by the Authority, such approval not to be unreasonably withheld or delayed.
(c)

The Contractor shall pay or procure the payment of all premiums and other money necessary to effect and maintain all insurances referred to in this clause, and shall produce to the Authority on demand the policy or policies of insurance and the receipt or receipts for the then current year’s premium.

(d)

If the Contractor shall fail to insure or to procure the insurance in accordance with this clause then the Authority may (but without prejudice to any other right or remedy of the Authority in respect of such failure) itself effect and maintain such insurance and all premiums and other money paid by the Authority for such purpose shall be repaid by the Contractor to the Authority on demand with interest at the rate which the Cayman National Bank and Trust Company Limited would pay for a call deposit of such amount on the date of payment by the Authority, until the date of repayment by the Contractor.

(e)

The Contractor shall comply with all requirements of the insurers and neither the Authority nor the Contractor shall do or permit or suffer to be done on the Site or in relation to the Plant anything which might render void or voidable any policy of insurance effected in accordance with the provisions of this clause, or as a result of which payment of the policy money might be withheld in whole or in part.

(f)	The Contractor shall notify the Authority immediately upon the occurrence of any damage or destruction of the plant and in any such case promptly reinstate the plant.
(g)

All money received under any policy of insurance effected in accordance with this clause shall be placed in a bank account in the joint names of the Authority and the Contractor and shall subsequently be released to the Contractor from the account in instalments against certificates issued by an Architect, or other evidence acceptable to the Authority (such acceptance not to be unreasonably withheld) of expenditure actually incurred by the Contractor in reinstating the plant.

Items To Be Provided by the Authority

28.

The Authority shall provide the Reservoir with a total minimum Water storage capacity of 20,000 cubic metres in the vicinity of the Plant. The Reservoir shall be provided with an altitude valve on the fill line which will close without notice once the shut-off point in the Reservoir is reached. The Authority shall provide a connection on the Reservoir for the Contractor’s level measuring equipment.

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The Authority shall manage the Reservoir in such a manner to ensure that the head required at the outlet of the Contractor’s flow meter, provided for under Clause 47, shall not exceed 18 meters (60 feet) at design capacity (10,000 cubic metres per day product water), unless the Reservoir is full and the altitude valve on the fill line is closed.

29.	The Authority shall provide the following:
(a)	a pipeline for the product water from the Plant building to the Reservoir.
(b)	a pipeline for the brine from the Plant building to the brine disposal well.

Both the product water pipeline and the brine pipeline provided by the Authority shall be 12-inch PVC pipe to ASTM D2241 SDR 26 (160), installed with approximately 30 inches ground cover. The Contractor shall join his pipework at the respective connection points as indicated on the Contract Drawings.

The Authority shall install all pipes and fittings between the existing brine pipeline, provided by the Authority in compliance with Sub-Clause 29 (b), and the brine disposal well, provided by the Contractor in compliance with Clause 9.

30.

The Authority shall arrange for the provision and installation of a suitably sized electrical transformer in the vicinity of the Plant, as indicated on the Contract Drawings, at no cost to the Contractor. The Authority shall be responsible for the connection of the primary side of the transformer to the mains power. The secondary power supply shall be 480 Volts, 3 phase, 60 Hertz.

31.	All items to be provided by the Authority pursuant to Clauses 28, 29, 30, 34(b) and 47 shall be maintained at the expense of the Authority throughout the Term.
32.

The Authority shall procure for the Contractor all requisite approvals and/or licences to carry out the abstraction of water from wells, the disposal of all brine produced by the Plant, and to continuously operate the Plant without the necessity of paying or applying for any further licence or approval during the Term.

33.	The Authority shall be responsible for performing and paying all costs associated with the disinfection and pH stabilization of the Water, and the distribution of the Water from the Reservoir.

34.

(a)

Immediately after the Agreement Date, vacant possession of the Site shall be given to the Contractor, and the Contractor shall have licence and authority to enter upon the Site for the purpose of the construction of the Plant in accordance with the plans approved by the Central Planning Authority.

(b)	The Authority shall provide all roads, paving, walkways and similar works on the Site.

Term of Agreement

35.	This Agreement shall commence on the Agreement Date and shall, subject to the provisions for termination contained herein, continue for a period of ten (10) years from the First Delivery Date.

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Feed Water Quality

36.

The composition of well water, as indicated in the analyses shown in APPENDIX E, is provided for information only. The Contractor shall have fully informed and satisfied himself by his own independent observations and inquiries as to the composition of the ground water, and any variation thereof. The Contractor shall not be entitled to negotiate a change in the Agreement in the event that his own independent analysis of the feed water differs from that shown in APPENDIX E, and that this difference has an effect on the operation of the Plant, unless the Contractor can provide evidence that shows that this change is due to un-natural causes (e.g., increase in temperature due to third parties injecting heated water into the ground; contamination of the groundwater).

Electric Power Supply

37.

During the Term the Authority shall enter into an electricity supply agreement with the electricity provider (Caribbean Utilities Company (CUC) for the Plant and shall pay, on behalf on the Contractor, the monthly invoices (i.e., CUC bills) in accordance with the supply agreement.

38.

In the event of an interruption in the electrical power supply occurring through no fault of the Contractor, the provisions of Clause 79 in respect of penalties shall not be applied in respect of the quantity lost owing to the interruption of electrical power. However, the Water Authority shall not be responsible for, nor pay for, any losses to the Contractor caused by any interruption to the supply of electricity.

39.	All apparatus and wiring shall be suitable for use with a three phase, three live wires one neutral wire 480 Volts, 60 Hertz neutral ground supply system.

Critical Spares Inventory

40.

The Contractor shall maintain an inventory of Critical Spares throughout the Term. Critical Spares and other Mandatory Spares, as detailed in APPENDIX J, shall be held in a suitable storage facility on or near the Site, and shall be immediately re-ordered when used. The Contractor shall, within 120 days of the Agreement Date, submit to the Authority a list of spare parts to be stored on Grand Cayman

41.

If the Contractor shall fail to purchase some of the Critical Spares used at the Plant in accordance with clause 40, then the Authority may itself purchase such items and any money paid by the Authority for such purpose shall be deducted from any money owed to the Contractor in the month following the date of payment for such items by the Authority.

42.

At the end of the Term, unless the Agreement is terminated as per Clause 85 or 86, the Authority shall purchase all Critical Spares; the Purchase Price of Critical Spares shall be the Invoice Value (substantiated with copies of invoices) less depreciation since the date of purchase. For the purpose of this clause a depreciation rate of 10% per annum shall apply.

43.	In the event the Agreement is terminated as per Clause 85 or 86, all Critical Spares shall become the property of the Authority without further payment.
44.	At the end of the Term, Non-Critical Spares, chemicals and supplies may be purchased by the Authority, at a price to be agreed between the parties.

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Quantity of Water Produced

45.

On the demand of the Authority the Contractor shall supply to the Authority in any one month an average daily quantity of Water of 9,000 cubic metres per day, which is 90% of the specified design capacity of the Plant.

46.

The Authority shall not be responsible for any variations in demand nor any additional or associated costs that may be incurred by the Contractor in meeting a higher or lower, or any, demand within the limits of the Plant. The Authority shall take all reasonable steps to perform its obligations under the Agreement in a timely manner and so as not to hinder or delay the Contractor in the discharge of the Contractor’s obligations under the Agreement.

47.

Water delivered to the Delivery Point shall be measured by means of a totalizing magnetic flow meter, i.e., a Rosemount Flow Tube Series 8700, 250mm (10 inch) nominal diameter with metric registration, or similar. Water pumped by the Plant shall be measured by an identical magnetic flow meter, installed downstream of the product water pumps. The register of the Plant flow meter shall be easily accessible by the Authority, without the need to access the Plant building. Both flow meters shall be provided by the Authority and shall be installed as recommended by the flow meter manufacturer. At the end of each measurement period both meters will be read simultaneously and the average value of these two readings shall be deemed to be the Quantity for that period. However, if it is evident that one of the meters is malfunctioning then the other meter’s registration shall be deemed correct. The meters shall be regularly maintained and checked by an independent agency approved by both parties. The Authority shall keep in stock one spare meter identical to that in operation which shall be used during the maintenance periods of the operational meter. The Authority shall be responsible for the maintenance of the pipeline between the totalizing flow meters and any leakage that the Contractor can prove took place in this pipeline shall be included in the Quantity. However, any difference between the accumulated readings of each meter shall not, on its own, constitute such proof.

Maintenance of the Plant

48.

The Contractor shall satisfy the demand for Water as determined by the Authority to the limit of the design capacity of the Plant, taking due and reasonable allowance for maintenance time for the Plant, ensuring that scheduling of any intended maintenance is notified to the Authority, it being accepted that the Contractor shall wherever possible carry out maintenance of the Plant at a time convenient to the Authority.

49.

The Contractor shall be allowed to make modifications to the Plant to improve performance, reduce operating cost, and/or improve the maintainability of the Plant, with the prior consent of the Authority in writing. All costs associated with these modifications shall be to the Contractor’s account.

50.

Throughout the Term the Contractor shall ensure that all replacement and spare parts shall be equal or better in substance, quality and function than those included in the initial Plant design, which was submitted to and approved by the Authority as per Clauses 16 through 18.

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Quality of Water Produced

51.

The Contractor shall only deliver Water to the Delivery Point which shall have an Electrical Conductivity (E.C.) of no more than 400 µS/cm, as determined by the Authority, and otherwise shall meet the requirements of Clause 55.

52.

The Contractor shall ensure that the Water is not contaminated by any noxious chemical or other substance which in the opinion of the Chief Environmental Health Officer would be harmful to the health of the community or any chemical or substance that imparts odour, taste or colour which in the opinion of the Authority renders it unacceptable to its customers.

53.

The Authority shall regularly monitor the quality of Water at the Delivery Point and shall be entitled at any reasonable time and without prior notice to take samples of Water or effluent from the Plant. The Authority shall provide the Contractor with the results of all such tests.

54.	Notwithstanding the above the Contractor shall continuously monitor the Electrical Conductivity (E.C.) and provide, maintain and calibrate the monitoring equipment.
55.	The quality of the Water at the Delivery Point shall be such that the individual constituents shall not exceed the allowable values as set out in APPENDIX F.
56.

The Contractor shall ensure that all materials and equipment upstream of the Delivery Point that come into contact with the Water are clean and all such equipment shall be approved by the American Water Works Association (AWWA) or National Sanitation Foundation (NSF) for use with potable water.

57.

The Contractor shall ensure that all chemicals used in the Plant that come in direct contact with the Water shall be approved by the American Water Works Association (AWWA) or National Sanitation Foundation (NSF) for use with potable water. No later than 6 months after the Agreement Date, the Contractor shall submit a detailed list of all chemicals to be used in the Plant, accompanied by relevant data sheets, to the Authority for approval. The Contractor shall submit a revised list immediately following any change of chemicals to be used in the Plant.

58.

In the event of Water being delivered to the Reservoir which has been contaminated upstream of the Delivery Point by any noxious or dangerous chemical or substance, the Contractor shall bear the full cost of any claim on or against the Authority due to or arising out of such contamination and the cost of cleansing the Reservoir and works from any such contamination, and the cost of all water wasted as a consequence of the contamination. The latter shall be calculated as the sum of the Quantity Fee (calculated as per Clause 71) and the Energy Fee (calculated as per Clause 73) for each cubic metre of Water wasted. The Authority and the Contractor shall make every effort to remedy any problem without delay but their works shall only be reopened on certification of the Authority. Any efforts by the Authority to cooperate with the Contractor in rectifying any contamination problem shall not be construed as a waiver of the right to terminate under Clause 85 or any other Clause of this Agreement.

Performance Testing

59.

(a)

Commencing on the First Delivery Date, and thereafter at intervals as determined by the Authority (which shall not be more frequent than once every three (3) calendar months), the Contractor shall demonstrate that over a 24-hour period, or any shorter period as may

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be determined by the Authority, the Plant can produce Water at the specified rate of 417 cubic metres per hour (10,000 cubic metres per day) at the ENCONspec, and which meets the quality requirements.

(b)

Commencing on the First Delivery Date, and thereafter once every calendar month, the Contractor shall test the operation of the emergency generator under load for a period of no less than two hours and no more than twenty-four hours as determined by the Authority.

60.

The Contractor and the Authority shall agree on a procedure for the performance testing, as specified in sub-clause 59(a), which shall be designed to minimize the amount of manual activity by each party and shall include the method of calibration of the relevant instruments. During the performance tests the membrane elements shall not be operated at a feed pressure exceeding the maximum pressure allowed by the membrane element manufacturer, or exceeding the operating pressures indicated in the professional engineer’s certificate for the Plant design, provided as per Clause 17.

61.

In the event that the performance tests are not successfully performed at any time after the First Delivery Date, subject to Force Majeure (see Clause 107) or acts of the Authority, the Contractor shall be subject to a daily penalty of Cl$ 5,000.00 until such time that the test is successfully performed.

Notwithstanding the above, no penalty shall be charged in the event the results of the performance test are within 2% of the relevant production rate, quality requirements and the ENCONspec, and the performance test is successfully performed within 48 hours after the initial, unsuccessful, performance test.

Sale of Plant

62.

The Authority agrees to purchase the Plant from the Contractor. The purchase price shall be the amount or amounts indicated in the Schedule of Fees, Items 1 and 2, of the Appendix to the Agreement, to be paid in accordance with the provisions of Clause 63.

The purchase price of the Plant may consist of two (2) elements:

(a)	A portion of the purchase price for expenses incurred outside the Cayman Islands, expressed in United States dollars (“US $”).
(b)	A portion of the purchase price for expenses incurred locally, expressed in Cayman Islands (“Cl $”) dollars.
63.	The purchase price of the Plant shall be paid by the Authority as follows:
(a)

90% of the purchase price after the First Delivery Date, and after it has been confirmed that the Contractor has the full inventory of Mandatory Spares, as specified in APPENDIX J, in a suitable storage facility on or near the Site, and

(b)	10% of the purchase price, twelve (12) months after the First Delivery Date/

Payments

64.	Payments by the Authority to the Contractor for the Water shall consist of three (3) elements –

(a) a Monthly Overheads Fee, for each calendar month (see Clauses 65 through 68), plus

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(b)	a Quantity Fee, based upon the Quantity delivered each calendar month (see Clauses 69 through 72), plus
(c)

an Energy Fee, based upon the Quantity delivered each calendar month, and based upon the specific energy consumption guarantee (ENCONspec) and the actual average cost of electricity Ecurrent (see Clauses 73 through 75).

Monthly Overheads Fee

65.	The Authority shall pay the Contractor a Monthly Overheads Fee which shall cover:
(a)	Staff salaries
(b)	Accident and Public Liability Insurance
(c)	On-site spare parts
(d)	General Administration
(e)	Any other costs the Contractor may deem necessary
66.	The Base Monthly Overheads Fee consists of a United States dollar amount (US $) and a Cayman Islands dollar amount (CI $).
(a)	The United States dollar portion of the Base Monthly Overheads Fee covers expenses incurred outside the Cayman Islands, expressed in United States (“US $”) dollars, adjustable for inflation.
(b)	The Cayman Islands dollar portion of the Base Monthly Overheads Fee covers expenses incurred locally, expressed in Cayman Islands (“Cl $”) dollars, adjustable for inflation.

The Base Monthly Overheads Fee shall be the amount or amounts indicated in the Schedule of Fees, Items 3 and 4, of the Appendix to the Agreement.

67.	Beginning on the First Delivery Date, and on every 1st January thereafter, the Monthly Overheads Fee shall be calculated as follows:
(a)	The United States dollar portion of the Monthly Overheads Fee shall be:

“Amount of Sub-Clause 66 (a)” x (UScurrent / 208.1)

(Note: “208.1” is the value of the US Producer Price Index for Industrial Commodities less Fuels, Not Seasonally Adjusted – Series ID: WPU03T15M05, as published by United States Department of Labor on their website (http://www.bls.gov/data ), on 30 September 2020)

(b)	The Cayman Islands dollar portion of the Monthly Overheads Fee shall be:

“Amount of Sub-Clause 66 (b)” x (Clcurrent / 110.9)

(Note: “110.9” is the value of the Cayman Islands Consumer Price Index on 30 September 2020)

68.	Without exception, the Authority shall, after the First Delivery Date, make payment every calendar month to the Contractor of the Monthly Overheads Fee, as defined in Clause 66.

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Quantity Fee

69.	The Authority shall pay the Contractor a Quantity Fee for each cubic metre of Water delivered during the Term which shall cover the cost of:
(a)	Chemicals
(b)	Filter Cartridges
(c)	Replacement Membranes
(d)	Any other spare parts and other consumables, and costs, which the Contractor considers necessary
70.	The Base Quantity Fee for Water consists of a United States dollar amount (US $) and a Cayman Islands dollar amount (CI $).
(a)	The United States dollar portion of the Base Quantity Fee covers expenses incurred outside the Cayman Islands, expressed in United States (“US $”) dollars per cubic metre, adjustable for inflation.
(b)	The Cayman Islands dollar portion of the Base Quantity Fee covers expenses incurred locally, expressed in Cayman Islands (“Cl $”) dollars per cubic metre, adjustable for inflation.

The Base Quantity Fee shall be the amount or amounts indicated in the Schedule of Fees, Items 5 and 6, of the Appendix to the Agreement.

71.	Beginning on the First Delivery Date, and on every 1st January thereafter, the Quantity Fee shall be calculated as follows:
(a)	The United States dollar portion of the Quantity Fee shall be:

“Amount of Sub-Clause 70 (a)” x (UScurrent / 208.1)

(Note: “208.1” is the value of the US Producer Price Index for Industrial Commodities less Fuels, Not Seasonally Adjusted — Series ID: WPU03T15M05, as published by United States Department of Labor on their website (http://www.bls.gov/data ), on 30 September 2020)

(b)	The Cayman Islands dollar portion of the Quantity Fee shall be:

“Amount of Sub-Clause 70 (b)” x (Clcurrent / 110.9)

(Note: “110.9” is the value of the Cayman Islands Consumer Price Index on 30 September 2020)

72.

Without exception, the Authority shall, after the First Delivery Date, make payment every calendar month to the Contractor of the Quantity Fee, as defined in Clause 71, for the Quantity delivered to the Authority during the preceding calendar month.

Energy Fee

73.

The Contractor shall warrant and guarantee the specific electrical energy consumption of the Plant. This specific energy consumption guarantee (ENCONspec) shall be specified as the number of kWh of electric power required to produce one (1) cubic metre of Water.

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The Energy Fee shall be calculated as: ENCONspec x Ecurrent

The Specific Energy Consumption Guarantee (ENCONspec) shall be the number indicated in the Schedule of Fees, Item 7, of of the Appendix to the Agreement.

74.

Without exception, the Authority shall, after the First Delivery Date, make payment every calendar month to the Contractor of the Energy Fee, as defined in Clause 73, for the Quantity delivered to the Authority during the preceding calendar month.

75.

As per Clause 37, the Authority shall pay, on behalf of the Contractor, for all electric power consumed by the Plant. The Authority shall deduct any payments for electricity made to the electricity provider, at cost, from the Energy Fee for the Quantity delivered to the Authority during the preceding calendar month.

Time for Payment

76.

At the beginning of each month, following the First Delivery Date, the Contractor shall invoice the Authority the Monthly Overheads Fee for that month. The Authority shall, within 28 days of receiving such invoice, pay the Monthly Overheads Fee.

77.

At the beginning of each month, following the First Delivery Date, the Contractor shall invoice the Authority the Quantity Fee (calculated as per Clause 71) and the Energy Fee (calculated at per Clause 73) for the Quantity delivered to the Authority during the preceding month. The Authority shall, within 28 days of receiving such invoice, pay the Quantity Fee and Energy Fee for the Quantity delivered to the Authority.

78.

In the event of the failure of the Authority to make payment within the times stated, the Authority shall pay to the Contractor interest upon all sums unpaid at a rate per annum equivalent to the interest rate at which the Cayman National Bank and Trust Company Limited would pay for a call deposit of such an amount on the date upon which such payment first becomes overdue. In the event of any variation in the said Bank Rate being announced whilst such payment remains overdue the interest payable to the Contractor for the period that such payment remains overdue shall be correspondingly varied from the date of each such variation.

Deductions

Failure to meet the Guaranteed Quantity

79.	On the demand of the Authority the Contractor shall supply to the Authority in any one calendar month an average daily quantity of 9,000 cubic metres of Water.

The penalty provision hereinafter written shall come into effect if all of the following conditions are met:

(a)

Subject to Force Majeure (see Clause 107), if in any one day the Contractor whether by its own default or that of any other person and for whatever reason shall have failed to deliver the quantity of Water demanded by the Authority up to a maximum amount of 9,000 cubic metres per day; and

(b)	The quantity of Water demanded by the Authority in the relevant calendar month can be accepted in the Reservoir; and

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(c)

The Plant has produced less than 90% of its rated capacity in the relevant calendar month (i.e., 9,000 cubic metres per day multiplied by the number of days in the relevant calendar month) during the month in which the Water is demanded.

In this event the Contractor shall pay to the Authority a penalty. This penalty shall be calculated as the difference between (A) the current Public Authority rate of water (CI$ per cubic metre) sold by the Water Authority on Grand Cayman, and (B) the sum of the Quantity Fee (calculated as per Clause 71) and the Energy Fee (calculated as per Clause 73), for each cubic metre of Water less than 9,000 cubic metres in any one day that the Contractor is unable to supply on the demand of the Authority.

The Authority may recover the penalty by deducting it from the following month’s monies owed to the Contractor.

80.

Failure by the Authority to provide a minimum Water storage as specified in Clause 28 shall result in the Authority being unable to apply the remedy specified in Clause 79 for the whole of any calendar month in which the Authority is in default at any time, but shall give rise to no other liability, claim, remedy or cause of action whatsoever.

81.

In the event of Force Majeure, or interruption in the electrical power supply through no fault of the Contractor, during part of the month under consideration, the quantity of Water that can be demanded by the Authority (as per Clause 79) during that month shall be 9,000 cubic metres per day multiplied by the number of days that Force Majeure, or interruption in the electrical power supply, was not in force during that month.

Remedy for lower quality water

82.

Notwithstanding Clauses 51 and 55, in the event that the Contractor is unable to deliver Water to the Delivery Point of such quality that the individual constituents do not exceed the allowable values as set out in APPENDIX F then the Contractor may deliver Water to the Authority provided that the individual constituents do not exceed the maximum values as set out in APPENDIX F. In such case the Contractor shall be subject to a penalty.

The penalty, for each individual constituent exceeding the allowable value as set out in APPENDIX F, shall be calculated as follows:

0.30 x (QF + EF) x (actual value — allowable value)/(maximum value — allowable value)

whereby

QF = the Quantity Fee (calculated as per Clause 71) and

EF = the Energy Fee (calculated as per Clause 73)

actual value = the actual value for the individual constituent allowable value = the allowable value for the individual constituent as set out in APPENDIX F maximum value = the maximum value for the individual constituent as set out in APPENDIX F

The penalty shall be deducted from the agreed price of Water, using a weighted average calculation for each individual constituent for each day the allowable value thereof, as set out in APPENDIX F, is exceeded, and applied to the Quantity delivered to the Authority.

The overall penalty shall be the sum of the penalties for each individual constituent as itemized in APPENDIX F, but the overall penalty shall not exceed the sum of the Quantity Fee (calculated

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as per Clause 71) and the Energy Fee (calculated as per Clause 73) multiplied by the Quantity delivered to the Authority during the calendar month.

83.

In the event that the Authority allows delivery of Water for which the individual constituents exceed the maximum values as set out in APPENDIX F, then the above penalty calculation shall only apply up to the maximum values as set out in APPENDIX F.

84.

In the event that Water is delivered with individual constituents exceeding the maximum values as set out in APPENDIX F, or with any E-coli or total coliform bacteria, the Authority may immediately stop that Water entering the Reservoir and shall not be responsible for any loss, damage, cost or expense that this might cause to the Plant. The Contractor shall make good, at his expense, any damage caused to the Plant by this action.

Termination of the Agreement

85.

Without prejudice to the provisions of Clauses 79 through 84, in the event of a breach by the Contractor of any of the terms of the Agreement, the Authority, on becoming aware of such breach, shall immediately notify the Contractor by notice in writing, delivered to the registered office of the Contractor, and specifying the breach, and the date when the breach occurred and informing the Contractor of the action it is required to take to remedy the breach and of the time period allowed for this action to be taken (the “Allowed Period”, which period shall include any extensions given hereunder). The Allowed Period shall be a reasonable time, but shall not in any event exceed two months, and in the case of the Contractor’s delivering Water to the Reservoir with one or more individual constituents exceeding the maximum values as set out in APPENDIX F without the permission of the Authority shall not exceed 10 days. In the event that the Contractor fails to remedy the breach within the Allowed Period the Authority may extend the Allowed Period or may immediately terminate this Agreement on the expiration of the Allowed Period by a further notice in writing, provided the date of such termination notice is within 15 days of the expiration of the Allowed Period. The Contractor shall immediately cease operating the Plant upon receipt of the notice of termination

86.	If the Contractor
(a)	petitions for relief or has a petition filed against it which is not dismissed within thirty (30) days under the provisions of any bankruptcy or insolvency legislation;
(b)	goes into compulsory liquidation;
(c)	is adjudicated as bankrupt;
(d)	has a receiver appointed for its business or;
(e)	makes an assignment for the benefit of its creditors

then the Authority may give notice terminating this Agreement. The Contractor shall immediately cease operating the Plant upon receipt of the notice of termination.

87.

In the event of termination of the Agreement, the obligations of both parties related to any amounts owing shall subsist and the parties may take such action allowed under law to settle such obligations.

Delivery Period and Operation of the Plant

88.	In the event that the First Delivery Date is later than fifteen (15) calendar months after the Agreement Date, the Contractor shall pay to the Authority a penalty of CI$ 5,000 per calendar

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day. Monies due as a result of this penalty may be deducted from any monies later due to the Contractor from the sale of Water to the Authority. This deduction may be made as a 20% reduction of the monthly invoiced amount until such time as the penalty has been paid.

89.

In the event that the First Delivery Date has not occurred within eighteen (18) calendar months of the Agreement Date, then the Contractor shall be in breach of the Agreement and subject to an extension of time under Clause 100 the Authority may terminate the Agreement and the Authority shall in the notice of termination in its absolute discretion exercise either of the two following options:

(a)

require the Contractor at its own expense to remove the Plant from the Site, with the exception of all buildings and civil works which shall become the property of the Authority without further payment; or

(b)	within thirty (30) days of the date of termination, purchase the Plant, at a price to be agreed between the parties.
90.

In the event of Agreement Termination under sub-clause 89 (a) the Authority shall assist and cooperate with the Contractor for the procurement of any export, repatriation, or other licence or permit which may be required for the removal of the Plant save for all buildings and civil works and its return to the country of the Contractor’s choice provided however that all costs for dismantling the Plant and transporting equipment and personnel shall be borne by the Contractor. Further, the Authority shall provide the Contractor with uninterrupted access to and use of the Site for the purpose of removing the Plant for a period of two (2) months following Agreement Termination, all at no charge to the Contractor.

Extension of Agreement

91.

Six months prior to the end of the Term, the Authority shall advise the Contractor in writing whether or not the Authority intends to extend the Agreement for an additional period, commencing at the end of the Term. In the event that the Authority exercises its option to extend the Agreement for an additional period, revised rates for the Base Monthly Overheads Fee (See Clause 66), Base Quantity Fee (See Clause 70), and ENCONspec (See Clause 73) shall be negotiated and agreed upon between the Contractor and the Authority.

Construction of Agreement

92.

The Agreement shall in all respects be construed and operate as a Cayman Islands Agreement and in conformity with Cayman Islands Law and the Cayman Islands courts shall have exclusive jurisdiction over any matter arising in connection with the Agreement.

93.

Information concerning the Agreement and any information obtained either by the Contractor or the Authority in the course of execution of the Agreement or by any person employed by him or it in connection with the Agreement in the course of such employment is confidential and shall be used by the Contractor, by the Authority and by any such person solely for the purpose of the Agreement and shall not at any time be disclosed by the Contractor, by the Authority or by any such person without the consent of the other party to the Agreement except to such persons and to such extent as may be necessary for the execution of the Agreement.

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Non-assignability of the Agreement

94.	The Agreement shall not be assigned nor transferred in whole or in part without the prior written consent of the parties.

Binding Effect of Agreement

95.	This Agreement shall be binding upon the parties and their respective successors and assigns and may be amended or modified only by a formal agreement signed by an officer of both parties.
96.	This Agreement sets forth the entire agreement of the parties with respect to its subject matter.
97.

The parties acknowledge and confirm that they have not entered into this Agreement on the basis of any warranties or representations, whether orally or in writing, that are not expressly incorporated into this Agreement.

Notices

98.

Notices may be served upon the registered office of the Contractor and upon the Authority. Any written notice required or permitted under the terms of the Agreement shall be sent by certified or registered mail, e-mail or courier, or be delivered by hand during business hours.

99.

Notices shall be deemed received seven (7) business days following the date post-marked in the case of notices sent by certified or registered mail, two (2) business days if sent by e-mail or courier, and immediately if delivered by hand.

100. The extension of time for the performance by the Contractor of its obligations under the Agreement or the failure or forbearance on the part of the Authority immediately to enforce any right penalty or obligation under the terms of the Agreement shall not be construed as a waiver of any such right penalty or obligation which may accrue or arise out of the Agreement.

101. The Authority’s address is: Water Authority - Cayman, 13G Red Gate Road, P.O. Box 1104, Grand Cayman KY1-1102, Cayman Islands.

Customs duties

102. The Authority is exempt from duty on all materials and equipment imported into the Islands to be used on any project, as per section 11.6 of the Water Authority Act (2018 Revision). Therefore, no Customs duties and package tax are payable upon all Plant, and associated materials and equipment, imported into the Islands, and which will become part of the Plant.

103. In order to avoid that any import duties are being levied, the Contractor shall ensure that:

(a)

all shipments for Plant, materials, equipment, (spare) parts, membranes, computer equipment, chemicals, filters, expendables, and all other items required for the construction, operation, control, monitoring, and maintenance of the Plant are consigned to the Authority; and

(b)	all Customs Importation Forms are stamped and signed by the Authority

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104. The Contractor shall pay all Customs duties and package tax due upon the items covered by Clause 103 and which are charged as a result of the Contractor failing to comply with the requirements of that clause.

105. Notwithstanding Clause 102, the Contractor shall pay all Customs duties and package tax due upon tools and test equipment required for the operation and maintenance of the Plant, but which will not become part of the Plant.

106. In the event that during the Term the Customs duties increase, then, if the Contractor provides evidence of payment of the additional duties, the Authority shall reimburse the Contractor in full for these additional Customs duties paid. Likewise, if during the Term the Customs duties reduce, the Contractor shall credit the Authority in full for any savings resulting from the reduction in Customs duties charged. The Contractor shall ensure that all correspondence with the Customs Department is copied to the Authority in a timely manner.

Force Majeure

107.

(a)The Contractor shall have no liability for a consequence of any of the following events:

(i)	a flood, storm, hurricane or other natural event; or
(ii)	any war, hostilities, revolution, riot or civil disorder; or
(iii)

any destruction, breakdown (permanent or temporary) or malfunction of, damage to any premises, plant, equipment or materials of the Contractor if that event and consequence was not preventable and foreseeable; or

(iv)	the introduction of, or any amendment to a law or regulation or any change in its interpretation or application by any authority; or
(v)	any action taken by a government or public authority including any failure or delay to grant a consent exemption or clearance if that event and consequence was not preventable and foreseeable; or
(vi)	any strike, lockout or other industrial action; or
(vii)	any unavailability of or difficulty in obtaining any plant, equipment or materials if that event and consequence was not preventable and foreseeable; or

(viii) any breach of contract or default by or insolvency of, a third party including an agent or sub-contractor.

(b)

For this purpose an event or the consequence of an event is not preventable and foreseeable if and only if the Contractor could not have prevented it by taking steps which it could reasonably be expected to have taken.

(c)	Sub-Clause (a) does not apply unless the Contractor
(i)	notifies the Authority of the relevant event and consequence as soon as possible after it occurs;
(ii)	promptly provides the Authority with any further information which the Authority requests about the event (or its causes) or the consequence; and
(iii)	promptly takes any steps (except steps involving significant additional costs) which the Authority reasonably requires in order to reduce the Authority’s losses or risk of losses.
(d)	It is for the Contractor to show that a matter is a consequence of an event covered by Sub-Clause (a), that the event and the consequence was not preventable and foreseeable and

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that it has satisfied the conditions set out in Sub-Clause (c). The duty of the Contractor to perform its obligation under this Agreement shall be suspended until such circumstance shall have ceased without the imposition of any penalty as provided for in Clauses 79 and 89.

Rates of Exchange

108. All payments shall be made in United States dollars (US$) and Cayman Islands dollars (Cl$), as specified in the various clauses. However, if, at any time during the Agreement, it is deemed necessary to convert Cayman Islands dollars (Cl$) into United States dollars (US$), or vice versa, the conversion will be made at the Exchange Rate.

Change in Local Legislation

109. If, there occur in the Cayman Islands changes to Law or any regulation of any duly constituted authority, or the introduction of any such Law or regulation which causes additional or reduced costs to the Contractor, or should any approvals or concessions granted under Clause 32 not be provided or be withdrawn, and the Contractor can prove that he thereby incurs additional cost, then the fees set out in Clauses 65 through 73 shall be modified accordingly to take in to account such additional costs and these revised fees shall be paid by the Authority. Any such increase in the fees shall reflect only the actual increase in the cost of production of water without any element of profit. Where any subsequent changes in Cayman Islands legislation can be proven to reduce the Contractor’s costs then the fees set out in Clauses 65 through 73 shall be reduced accordingly to take into account such reduced costs and these revised fees shall be paid by the Authority.

Work Permits for Expatriate Personnel

110. The Contractor shall use its best endeavours to employ persons possessing Caymanian status in various categories of employment in its operation, it being understood that the Contractor has the right to import key trained or skilled personnel (and their dependants) or otherwise recruit such personnel for employment in accordance with the laws of the Cayman Islands for the time being in force relating to work permits.

111. The Authority shall support the Contractor in its application for Work Permits for key trained or skilled expatriate persons to be employed to ensure the proper operation of the Plant. However, the Contractor shall use its best endeavours to employ persons possessing Caymanian status in all categories of employment in its operation and to train them for higher categories wherever possible.

112. The Contractor shall obtain and pay all fees for any required work permits for expatriate personnel.

Training of Authority Staff

113. During the Term the Contractor shall provide hands-on training to Authority staff in the general operation and maintenance of the Plant. The training will be primarily concerned with the start-up, control and other general operating procedures for the Plant. The training shall be scheduled so as not to interrupt the production of Water.

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Additional Documentation to be provided

114.On or before the First Delivery Date, the Contractor shall provide the Authority with a Hurricane Contingency (Preparedness and Recovery) Plan for the Plant, for approval by the Authority (refer to APPENDIX I).

115.No later than three (3) months after the First Delivery Date, the Contractor shall provide the Authority with complete Operation and Maintenance manual(s) for the Plant, in addition to the Operations Service Plan provided as per APPENDIX I.

116.No later than three (3) months after the First Delivery Date, the Contractor shall provide the Authority with detailed as-built drawings of the Plant, including workshop drawings for the various pipe manifolds, equipment skids, equipment supports etc. (All drawings shall be provided in AutoCAD format)

Arbitration

117.Save as otherwise expressly provided, any dispute, difference or question which may arise between the Authority and the Contractor as to any matter arising under or by virtue of the Agreement or as to their respective rights and liabilities in respect thereof, and in respect of which amicable settlement cannot be reached within ninety (90) days of either Party advising the other in writing of such dispute, difference or question, may be referred to arbitration, and such arbitration shall take place in accordance with the Arbitration Law, 2012. The model clause of the said law shall apply. The result of such arbitration shall be binding unless the arbitrator has made obvious legal mistakes or behaved improperly.

Severability

118. If any provision or part-provision of the Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of the Agreement.

Counterparts

119. The Agreement may be executed in any number of counterparts, each of which, when executed, shall be an original. All counterparts together shall constitute one and the same Agreement. The Agreement shall not be effective until each party has signed at least one counterpart.

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AGREEMENT

The Employer is The Water Authority of the Cayman Islands, P.O. Box 1104, 13G Red Gate Road, George Town, Grand Cayman KY1-1102, Cayman Islands.

The Contractor is Ocean Conversion Cayman Limited, a subsidiary of Consolidated Water Co. Ltd. of PO Box 1114GT, Regatta Office Park, Windward 3, 4th Floor, Grand Cayman Cayman Islands, KY1-1102 .

The Employer desires the execution of certain Works known as

Procurement of and Operating Agreement for a Sea Water Desalination Plant at Red Gate Water Works, Grand Cayman, Cayman Islands using the Reverse Osmosis Process (2021)

OFFER

(1)

We, the undersigned, have examined all the Procurement Documents for the execution of the above-named Works, comprising Part1 through Part 3, and Appendices A through K, and Addenda Nos.   1, 2 and 3                                     , and offer to construct, operate and maintain the Works in conformity with the said Procurement Documents and Addenda in consideration of the payments, as specified in the Schedule of Fees in the APPENDIX to the Agreement, to be made by the Authority at the times and in the manner prescribed in the Conditions of Contract.

(2)	We acknowledge that all Procurement Documents and Addenda shall be incorporated into and read and construed as part of the Agreement.
(3)	We acknowledge that the Appendix to the Agreement forms part of our Tender.
(4)

We undertake, if our Tender is accepted, to commence the Works as soon as is reasonably possible after the receipt of the formal Agreement, and to complete the construction of the civil works and deliver the required quantity of potable water within the time stated in the Contract.

(5)

We agree to abide by this Tender for the period of 165 days from the day fixed for receiving the same and it shall remain binding upon us and may be accepted at any time before the expiration of that period.

(6)

Unless and until a formal Agreement is prepared and executed this Tender, together with your written acceptance thereof, shall, subject to us satisfying all other applicable conditions of the Procurement Documents within the specified time of the notice of selection, constitute a binding Contract between us.

(7)	We understand that you are not bound to accept the lowest or any Tender you may receive

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Dated this                      14th                       day of                      January                      2022.

Signature in the capacity of _President and CEO

duly authorized to sign tenders for and on behalf of:

    OCEAN CONVERSION CAYMAN LIMITED                      (IN BLOCK CAPITALS)

Address _PO BOX 1114 GT, Grand Cayman, Cayman Islands, KY1-1102

Witness

Address

    PO BOX 1114 GT, Grand Cayman, Cayman Islands, KY1-1102

Occupation    Executive Vice President and Chief Operations Officer

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ACCEPTANCE

The Employer has, by signing below, accepted the Contractor’s offer and agrees that in consideration for the execution of the Works by the Contractor, the Employer shall pay the Contractor at the times and in the manner prescribed in the Conditions of Contract. This Agreement comes into effect on the date when the Contractor receives a copy of this document signed by the Employer.

Signature:	/s/ GELIA FREDERICK-VAN GENDEREN	Date:	09 MAY 2022

Name:	GELIA FREDERICK-VAN GENDEREN	Authorized to sign on behalf of the

Water Authority of the Cayman Islands
Capacity:	DIRECTOR

In the presence of:	/s/ Tom van Zanten

Name:	Tom van Zanten

Capacity:	Deputy Director

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APPENDIX TO THE AGREEMENT

This Appendix forms part of the Agreement.

SCHEDULE OF FEES

Item No.	Reference	Item Description	Unit	Amount

Purchase Price
1	Clause 62 (a)	A portion of the purchase price for expenses incurred outside the Cayman Islands, expressed in United States dollars.	US$	[*****]
2	Clause 62 (b)	A portion of the purchase price for expenses incurred locally, expressed in Cayman Islands dollars.	Cl$	[*****]

Base Monthly Overheads Fee:
United States dollar portion
3	Clause 66 (a)	Fee, for expenses incurred outside the Cayman Islands, expressed in United States Dollars, adjustable for inflation.	US$/month	[*****]

Cayman Islands dollar portion
4	Clause 66 (b)	Fee, for expenses incurred locally, expressed in Cayman Islands Dollars, adjustable for inflation.	Cl$/month	[*****]

Base Quantity Fee:
United States dollar portion
5	Clause 70 (a)	Fee, for expenses incurred outside the Cayman Islands, expressed in United States Dollars, adjustable for inflation.	US$/m3	[*****]

Cayman Islands dollar portion
6	Clause 70 (b)	Fee, for expenses incurred locally, expressed in Cayman Islands Dollars, adjustable for inflation.	Cl$/m3	[*****]

Specific Energy Consumption:
7	Clause 73	Specific Energy Consumption Guarantee of Plant (ENCONspec)	kWh/m3	[*****]

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Attachments to Agreement:

Addendum 1

Addendum 2

Addendum 3

As issued by the Water Authority Cayman

Procurement of and Operating Agreement for

a Sea Water Desalination Plant at

Red Gate Water Works

Grand Cayman, Cayman Islands

using

the Reverse Osmosis Process (2021)

TENDER ADDENDUM No. 1

CLARIFICATION:

Site Visit

It is the Proponent’s responsibility to obtain all the information necessary to prepare a proposal (see item 3.1.6. on page 11 of the Procurement Document).

Proponents can arrange a visit to the site to familiarize themselves regarding the site conditions, the extent of the work etc. Requests for a site visit can be made via the Bonfire platform. Please allow at least 24 hours’ notice and we will respond with a suitable day and time. Please note, however, that the site presently still has a lot of vegetation on it, and it is anticipated that the site will not be cleared until early January 2022.

Proponents are reminded that, as per item 1.3 (PART 1 – INVITATION AND SUBMISSION INSTRUCTIONS) (see page 5 of the Procurement Document), “Except in so far as may be directed by the Authority in writing neither the Authority, nor any agent or servant in their employment has any authority to make any representation or explanation to Proponents as to the meaning of this Procurement Document.”

Additionally, as per item 3.2.1 (PART 3 – TERMS AND CONDITIONS OF THE PROCUREMENT PROCESS) (see page 12 of the Procurement Document), ”The Authority is under no obligation to provide additional information, and the Authority shall not be responsible for any information provided by or obtained from any other source. It is the responsibility of the Proponent to seek clarification via the Bonfire platform on any matter it considers to be unclear. The Authority shall not be responsible for any misunderstanding on the part of the Proponent concerning this Procurement Document or its process.”

Information to be submitted with “PROPOSAL SUBMISSION”

As per APPENDIX C— PROJECT PARTICULARS, Section C MANDATORY TECHNICAL REQUIREMENTS (see page 53 of the Procurement Document):

“The names and the resume of the principals and all the other information listed above must be submitted under the section “PROPOSAL SUBMISSION - EXPERIENCE, TEAM & APPROACH” as indicated in PART 1 - INVITATION AND SUBMISSION INSTRUCTION Section 1.6 Submission of Proposals.”

For the avoidance of doubt, “all the other Information listed above” refers to the items listed on pages 52 and 53 of the Procurement Document, such as:

1.a	Confirm compliance with the specified eligibility criteria, either item i) or item ii), provided in sufficient detail to allow evaluation.
1.b	Past Performance Data.
1.c	Corporate Information, with, as a minimum, the items specified.
2	A preliminary layout of the Plant building.
3	A programme for the completion and installation of the Plant, provided in the form of a Gantt Chart.

Procurement of and Operating Agreement for

a Sea Water Desalination Plant at

Red Gate Water Works

Grand Cayman, Cayman Islands

using

the Reverse Osmosis Process (2021)

TENDER ADDENDUM No. 2

GENERAL NOTES:

Submission Deadline

After due consideration, the Authority has decided not to change the Submission Deadline, which will remain as Friday 14 January 2022 12:00 PM EST (GMT-5), as indicated in item 1.5 (PART 1 - INVITATION AND SUBMISSION INSTRUCTIONS) (see page 6 of the Procurement Documents).

Alternative Operating Agreements

Since the late 1980s, the Authority has structured the operating agreements for its water production plants such that, in addition to the design, construction and operation of the plants, the successful contractor was also responsible to finance the project. The capital cost of the water production plant was then amortized over the operating period (i.e., a build, own, operate and transfer (BOOT) contract).

The Framework for Fiscal Responsibility for the Cayman Islands prevents the Water Authority from entering into any long-term borrowing (which includes long-term financing). Therefore, the Authority cannot consider a BOO or BOOT model for this project.

AutoCAD drawing of the Site

An AutoCAD drawing of the Site, including adjacent properties, and showing the extent of the lay-down area for use by the Contractor during construction (as per Drawing C-01), will be published on Bonfire as a Public File.

Unless noted otherwise, all comments hereafter refer to the clauses in section 3 CONDITIONS  OF CONTRACT (APPENDIX A - CONDITIONS OF ENGAGEMENT)

CLARIFICATION:

ELIGIBILITY CRITERIA (as per APPENDIX A – CONDITIONS OF ENGAGEMENT) (on pages 17 and 18 of the Procurement Documents)

As the Contractor must design, plan, construct, install, and operate and maintain the Plant, and the proposals will be evaluated on the basis of the cost of water, the experience of the Tenderers, and the proven performance record of the equipment offered (see Item A THE DELIVERABLES (as per APPENDIX C — PROJECT PARTICULARS) on page 51 of the Procurement Documents), Past Performance Data and References must be provided for at least three (3) similar SWRO plants, which use commercially available isobaric energy recovery devices, that will confirm that the company has successfully designed, constructed and continuously operated these SWRO plants for a period of not less than seven (7) years.

Sub-Clause 5 (j) (on page 22 of the Procurement Documents)

The emergency generator shall be sized (and wired) to ensure that, under emergency power, the reverse osmosis plant can still produce at least 5,000 cubic metres of Water per day, with the proper operation of all requisite pumps (including the pumps and blowers for the air stripping tower and wet gas scrubber), controls, building lights, air-conditioning etc.

Clause 16 (on page 23 of the Procurement Documents)

Performance records for the pumps refer to demonstrated records of each pump’s performance under controlled conditions (e.g., pump curves showing flow rate, head, and efficiency etc.)

Performance records for Membranes refer to the demonstrated performance of the membranes in respect of salt rejection, flux rates, life expectancy etc. under similar conditions as envisaged for the Plant.

Clause 17 (on page 23 of the Procurement Documents)

The detailed design drawings of the Plant must be certified by a professional engineer. In accordance with Clause 19 and Sub-Clause 21 (a), the Contractor must meet the requirements of the Planning Department, the Building Control Unit (BCU), etc. for the construction of the Plant, and this engineer may therefore have to be registered with BCU.

The affidavit specifying the operating pressures of the Membranes is needed to be able to verify whether the membranes are operated at pressures allowed by the membrane element manufacturer, or those envisaged during the plant design stage.

Clause 19 (on page 24 of the Procurement Documents)

Planning permission for this project has not yet been obtained. The development on this parcel (previously Block 20B Parcel 34 (F98-0344)) was always intended to be a phased construction over a number of years. In early 2001 a Master Site Plan was submitted to the Planning department together with the Phase One Site Plan.

●	Planning permission for the existing Water Production plant (RO Building #2) on this site was obtained from the Central Planning Authority on 6 April 2001 (P01-105199).
●	Planning permission for a vehicle maintenance building, storage building and pump station (P11-0125) was obtained from the Central Planning Authority on 23 May 2011. A modified planning permission was obtained on 11 December 2013.

The Site (Block 20B Parcel 410) is zoned Light Industrial. The zoning guidelines by the Department of Planning allow 75% of the lot area to be covered, which includes paved surfaces. Currently, the site coverage is around 30%.

Electrical Transformer

The Authority is responsible for the provision and installation of the electrical transformer and vault, including the installation of the underground (primary) ducts.

As per Clause 20 (on page 24 of the Procurement Documents), the Contractor shall be responsible for the provision and installation of the underground electrical duct and cable between the Plant and the transformer (i.e., the secondary side of the transformer), and for the connection of the secondary of the transformer to the main disconnect at the Plant building.

As per Clause 30 (on page 27 of the Procurement Documents), the Authority shall arrange for the provision and installation of a suitably sized electrical transformer in the vicinity of the Plant at no cost to the Contractor. The Authority shall be responsible for the connection of the primary side of the transformer to the mains power.

Sub-Clause 21 (f)(viii) (on page 25 of the Procurement Documents)

Membrane vessels shall be manufactured by ASME BPVC Certificate Holders and shall be certified and stamped with the Certification Mark in accordance with the applicable ASME BPVC Section.

Clause 22 (on page 25 of the Procurement Documents)

The Waste Management Plan does not specifically mention refuse (non-hazardous solid waste) that requires collection and transport to a processing or disposal site.

There is already a garbage container enclosure on the Site, readily accessible by a service vehicle (garbage truck) from Department of Environmental Health (situated immediately east of the transformer vault for RO building #2, or approximately 100 feet north-east of the laydown area). However, the Planning Department may require an additional garbage container enclosure for the Plant building.

Clause 29 (on page 27 of the Procurement Documents)

The product water from the Plant building will be connected to the existing product water pipeline from RO Building #1 (see Drawing C-01).

The brine pipeline from the Plant building will be connected to a 24-inch HDPE pipeline, independent of the existing brine pipeline from RO Building #1 (see under section MODIFICATIONS below).

It is anticipated that the water production at RO Building #1 will cease soon after the First Delivery Date.

Clauses 45 and 46 (on page 29 of the Procurement Documents)

This is not a “take-or-pay contract”.

Under the Contract there is no obligation by the Authority to take a minimum, or any, amount of Water from the Plant. However, the Contractor must meet any daily demand for Water by the Authority within the limits of the Plant, and must deliver, when required by the Authority, in any one month an average daily quantity of Water of 9,000 cubic metres.

The Contractor’s overheads are covered by the Monthly Overheads Fee, as defined in Clause 66.

Clause 63 (on page 31 of the Procurement Documents)

The Payment Terms, as detailed in this clause, are deemed to limit the risk to the Authority.

As the Contractor is responsible to design, plan, construct, install, and implement the Plant, the Authority’s interests are protected by requiring that, before any payment is made, that

(a)	the Contractor has demonstrated that the Plant can produce Water at the specified rate and at the ENCONspec, and which meets the quality requirements, and that
(b)	the Contractor has the full inventory of Mandatory Spares in a suitable storage facility on or near the Site.

The Contractor will need to obtain funds, either from its own assets, bank overdrafts or some other form of financing, to bridge the time period between incurring expenditures and obtaining the payments from the Authority. The Contractor must include these construction financing cost in his prices/rates.

The Payment Terms, as included in the Procurement Documents, will therefore remain unchanged.

Clauses 73 through 75 (on pages 33 and 34 of the Procurement Documents)

The Contractor guarantees the specific electrical energy consumption (ENCONspec) of the Plant, which is the number of kWh of electric power required to produce one cubic metre of Water, and deliver it to the Reservoir, and this is deemed to include all ancillary electricity usage (i.e., for air-conditioning, area lighting of the administration offices, product water pumps, etc.);

The Authority pays for all electric power consumed by the Plant. The Authority deducts any such payments for electricity from the Energy Fee for the Quantity delivered to the Authority.

If, in any month, the electricity bill amount is higher than the Energy Fee for the Quantity delivered, the Plant’s electrical energy consumption was higher than the guaranteed ENCONspec. Consequently, the net result of “Energy Fee for the Quantity delivered to the Authority less payments made for electricity” will be a negative amount. It is the Contractor’s responsibility to operate and maintain the Plant in such a manner that the Plant’s actual electrical energy consumption does not exceed the guaranteed ENCONspec.

Clause 107 (on page 39 of the Procurement Documents):

Some COVID-19 Supply Chain Disruptions are covered by Sub-Clause 107 (a)(vii), subject to the provisions of Sub-Clauses 107 (b) through (d).

Therefore, the Contractor shall only be entitled to an extension to the Delivery Period based on unexpected (at the time of the tender submission) or unpreventable delays to the project caused by supply chain disruptions associated with COVID-19

Information to be submitted with “PROPOSAL SUBMISSION”

The required information, as per APPENDIX C – PROJECT PARTICULARS, Section C MANDATORY TECHNICAL REQUIREMENTS (see pages 52 and 53 of the Procurement Document), must be submitted under the section “PROPOSAL SUBMISSION - EXPERIENCE, TEAM & APPROACH” as indicated in PART 1 – INVITATION AND SUBMISSION INSTRUCTION Section 1.6 Submission of Proposals”, unless that information is already included elsewhere, e.g., as part of APPENDIX B - SUBMISSION FORM or APPENDIX D – REFERENCES FORM. The same information does not need to be provided more than once.

Lay-down Area (as indicated on Drawing C-01 (see APPENDIX K — DRAWINGS)):

Prior to the Agreement Date, the Authority shall have removed all vegetation from the lay-down area on the Site.

A geotechnical survey was not carried out for this project. However, it has been previously determined (for other projects on the Site, such as the construction of several large water storage tanks) that the allowable bearing capacity of the Red Gate Water Works is around 1,800 psf.

The elevation of the site is approximately five (5) feet above mean sea level (and therefore approximately four (4) feet above the local groundwater table).

Well Testing (see Appendix H - OPERATION OF FEED WATER ABSTRACTION AND BRINE DISPOSAL WELLS)

It is anticipated that any well testing, after the initial development of the feed water abstraction wells and the brine disposal well, will not be more frequent than once every two (2) years, unless the Monthly Operating Reports (see APPENDIX I - OPERATION MANAGEMENT REQUIREMENTS) indicate a negative trend (i.e., increases) in the drawdown in the feed water abstraction well and/or the head build-up in the casing of the brine disposal well.

The Contractor and the Authority shall agree on a procedure for the well testing, which shall be designed to minimize the disruption to the regular Plant operation, minimize the amount of manual activity by each party and shall include the method of calibration of the relevant instruments.

CORRECTIONS

Sub-Clause 107 (d) (on pages 39 and 40 of the Procurement Documents):

Delete the reference to “Clause 89” and replace with “Clause 88”.

MODIFICATIONS:

Clause 11 (on page 23 of the Procurement Documents)

Modify the second paragraph of this clause to:

The Contractor shall provide and install the underground power and control cables (between the feed water wells and the Plant building), either in suitably sized electrical ducts, or using direct buried armoured cable with corrosion resistant jackets and wet location rated conductors. All cables and their installation shall be in strict compliance with the applicable NEC code requirements.

Sub-Clause 21 (d) (on page 24 of the Procurement Documents)

Delete the entire sub-clause and replace with the following:

The building and ancillary works shall be designed and built in strict accordance with the Department of Planning’s Technical Bulletin TB 0001-May 2020 — Design Criteria for the 2016 Cayman Islands Building Codes.

(see also: https://www.planning.ky/wp-content/uploads/docs/TB0001-Desion-Criteria-for-the-2016-Cayman-Island-Building-Codes.pdf).

Clause 29 (on page 27 of the Procurement Documents)

Delete the entire clause and replace with the following:

The Authority shall provide the following:

(a)	a 12-inch PVC pipe to ASTM D2241 SDR 26 (160) for the product water from the Plant building to the Reservoir.
(b)	a 24-inch HDPE pipe to AWWA C-906 IPS-DR11 for the brine from the Plant building to the brine disposal well, provided by the Contractor in compliance with Clause 9.

The product water and brine pipelines shall be installed with approximately 30 inches ground cover.

The Contractor shall join his pipework at the respective connection points as indicated on the Contract Drawings.

Adjustment of Delivery Period by three (3) calendar months to allow for COVID-19 Supply Chain Disruptions and Planning and Building Control Unit (BCU) turnaround times

Clause 88 (on page 36 of the Procurement Documents):

Delete the reference to “fifteen (15) calendar months” and replace with “eighteen (18) calendar months”

Clause 89 (on page 37 of the Procurement Documents):

Delete the reference to “eighteen (18) calendar months” and replace with “twenty-one (21) calendar months”

Drawing C-01 (see APPENDIX K — DRAWINGS)):

The footprint of the new Plant building indicated on Drawing C-01 as “proposed RO building #3”) may, if deemed necessary, be increased beyond the maximum extent (70 feet x 85’) specified. The maximum footprint of the equipment slabs, however, cannot exceed the maximum extent (100 feet x 120 feet) specified.

Procurement of and Operating Agreement for

a Sea Water Desalination Plant at

Red Gate Water Works

Grand Cayman, Cayman Islands

using

the Reverse Osmosis Process (2021)

TENDER ADDENDUM No. 3

Unless noted otherwise, all comments hereafter refer to the clauses in section 3 CONDITIONS OF CONTRACT (APPENDIX A – CONDITIONS OF ENGAGEMENT)

CLARIFICATION

Clause 6 (on page 22 of the Procurement Documents)

The location and number of proposed abstraction wells, as shown on Drawing C-01 (see APPENDIX K — DRAWINGS), is indicative only; the combined capacity of all abstraction wells must be sufficient to provide the full feed water flow required for the design production capacity of the Plant. However, all abstraction wells must be situated within the lay-down area.

The following is provided for information purposes only:

●	The four (4) feedwater abstraction wells for RO Building #1, which has a design water production capacity of 5,000 cubic metres per day, were drilled to 150 feet total depth and each has a 10” well casing 100 feet deep.
●	The three (3) feedwater abstraction wells for RO Building #2, which has a design water production capacity of 6,000 cubic metres per day, comprise two (2) wells drilled to a total depth of 160 feet, with a 14” well casing 100 feet deep; and one (1) well drilled to a total depth of 154 feet, with a 16” well casing 96 feet deep.
●	The three (3) feedwater abstraction wells for RO Building #2 are not shown on Drawing C-01, but the closest one is situated approximately 300 feet south-east of the proposed sewer connection point “C”.

Clause 9 (on page 22 of the Procurement Documents)

The following is provided for information purposes only:

●	The brine disposal well for RO Building #1 was drilled to 250 feet total depth and has a 12” well casing 200 feet deep.
●	The brine disposal well for RO Building RO Building #2 was drilled to 300 feet total depth and has a 14” well casing 211 feet deep.

MODIFICATIONS:

Adjustment of Prices/Rates to allow for COVID-19 Supply Chain Disruptions

As per item 1.6.4 (Part 1 - INVITATION AND SUBMISSION INSTRUCTIONS) (page 8 of the Procurement Documents) and item 8 on APPENDIX B -SUBMISSION FORM (page 49 of the Procurement Documents) the proposal shall be irrevocable for a period of 165 days following the Submission Deadline. This requirement remains to allow a proper evaluation of the various proposals.

Item 4 on APPENDIX B -SUBMISSION FORM (page 48 of the Procurement Documents) states that “no adjustment shall be made to any prices/rates as a consequence of any variations in the cost of labour, plant, materials or transport”.

The above notwithstanding, the Authority acknowledges that a 165-day irrevocable period in an inflationary environment and a time of volatility in the commodity markets could expose a Contractor to considerable market risk, and an adjustment to the purchase price of the Plant is therefore reasonable.

Clause 62 (on page 31 of the Procurement Documents)

Add the following at the end of this clause:

The purchase price of the Plant shall be adjusted as follows:

(c)	The United States dollar portion of the purchase price (Item 1 in the Schedule of Fees) shall be:

“Amount of Sub-Clause 62 (a)” x ( YY / XX)

(Note: “XX” is the value of the US Producer Price Index for Industrial Commodities less Fuels, Not Seasonally Adjusted — Series ID: WPU03T15M05, as published by United States Department of Labor on their website (http://www.bls.gov/data ), on 31 December 2021; and

“YY” is the value of the US Producer Price Index for Industrial Commodities less Fuels, Not Seasonally Adjusted – Series ID: WPU03T15M05, as published by United States Department of Labor on their website (http://www.bls.gov/data ), on 31 December 2022)

(d)	The Cayman Islands dollar portion of the purchase price (Item 2 in the Schedule of Fees) shall be:

“Amount of Sub-Clause 62 (b)” x (AA/ZZ)

(Note: “ZZ” is the value of the Cayman Islands Consumer Price Index on 31 December 2021; and

“AA” is the value of the Cayman Islands Consumer Price Index on 31 December 2022)

Clause 63 (on page 31 of the Procurement Documents)

Add the following at the end of this clause:

(c)

The “purchase price of the Plant” as referred to in this Clause 63 shall mean the purchase price of the Plant (as per the Schedule of Fees, Items 1 and 2), adjusted as per sub-clauses 62 (c) and 62 (d)

Updated reference dates for annual inflation adjustment.

Clause 67 Monthly Overheads Fee

Delete the entire clause and replace with the following:

Beginning on the First Delivery Date, and on every 1st January thereafter, the Monthly Overheads Fee shall be calculated as follows:

(a)The United States dollar portion of the Monthly Overheads Fee shall be:

“Amount of Sub-Clause 66 (a)” x (UScurrent / AAA)

(Note: “AAA” is the final value of the US Producer Price Index for Industrial Commodities less Fuels, Not Seasonally Adjusted — Series ID: WPU03T15M05, as published by United States Department of Labor on their website (http://www.bls.gov/data ), on 30 September 2021. (At the time the Tender Addendum No. 3 was issued, the published value was 239.976, but this is only a preliminary index, and still subject to revision)).

(b)	The Cayman Islands dollar portion of the Monthly Overheads Fee shall be:

“Amount of Sub-Clause 66 (b)” x (Clcurrent / 118.0)

(Note: “118.0” is the value of the Cayman Islands Consumer Price Index on 30 September 2021)

Clause 71 Quantity Fee

Delete the entire clause and replace with the following:

Beginning on the First Delivery Date, and on every 1st January thereafter, the Quantity Fee shall be calculated as follows:

(a)	The United States dollar portion of the Quantity Fee shall be:

“Amount of Sub-Clause 70 (a)” x (UScurrent / AAA)

(Note: “AAA” is the final value of the US Producer Price Index for Industrial Commodities less Fuels, Not Seasonally Adjusted — Series ID: WPU03T15M05, as published by United States Department of Labor on their website (http://www.bls.gov/data ), on 30 September 2021. (At the time the Tender Addendum No. 3 was issued, the published value was 239.976, but this is only a preliminary index, and still subject to revision)).

(b)	The Cayman Islands dollar portion of the Quantity Fee shall be:

“Amount of Sub-Clause 70 (b)” x (Clcurrent / 118.0)

(Note: “118.0” is the value of the Cayman Islands Consumer Price Index on 30 September 2021)

APPENDIX C - PROJECT PARTICULARS, Section C MANDATORY TECHNICAL REQUIREMENTS

Add the following at the end of item 2 (see page 53 of the Procurement Document):

Provide with the preliminary layout of the Plant building, the manufacturer’s name and product description for the major Plant equipment proposed.

The following is an Authority-preferred, but not exclusive, list of manufacturers for certain Plant equipment items.

Item Description	Manufacturer
Membranes	Dow Filmtec; Toray;
Membrane Pressure Vessels	Bel; CodeLine
High Pressure Pumps	Fedco; Flowserve; KSB; Sulzer
Variable Frequency Drives (VFDs)	Allen Bradley; Square-D; Cutler-Hammer; General Electric
Pump Motors	Siemens; Marathon; TECO; WEG
Energy Recovery Vessels	Energy Recovery (ER)
Second Pass Pumps	Goulds; Flowserve
Motor Starters	Allen Bradley; Square-D; Cutler-Hammer; General Electric
Emergency Generator	Kohler; Onan-Cummings; Caterpillar
Water Quality Monitoring Equipment	GF Signet

APPENDIX B - SUBMISSION FORM

1.Proponent Information

Please fill out the following form, naming one person to be the Proponent’s contact for the procurement process and for any clarifications or communication that might be necessary.
Full Legal Name of Proponent:	Ocean Conversion Cayman Limited
Any Other Relevant Name under which Proponent Carries on Business:	N/A
Street Address:	PO Box 1114, Regatta Office Park, Windward 3, 4th Floor
City, Province/State:	Seven Mile Beach, Grand Cayman, Cayman Islands
Postal Code:	KY1-1102
Phone Number:	345-945-4277
E-mail Address:	fmctaggart@cwco.com
Company Website (if any):	www.cwco.com (Parent Company)
Proponent Contact Name and Title:	Frederick W. McTaggart, President & CEO
Proponent Contact Phone:	345-945-4277
Proponent Contact Email:	fmctaggart@cwco.com

2.	Offer

The Proponent has carefully examined the Procurement Documents and has a clear and comprehensive knowledge of the Deliverables required. By submitting a proposal, the Proponent agrees and consents to the terms, conditions and provisions of the Procurement Documents, including the form of Agreement, and offers to provide the Deliverables in accordance therewith at the prices/rates set out in the completed Schedule of Fees (in the Appendix to the Agreement) in APPENDIX A - CONDITIONS OF ENGAGEMENT.

3.	Acknowledgement of Non-binding Procurement Process

The Proponent acknowledges that the procurement process will be governed by the terms and conditions of the Procurement Document, and that, among other things, such terms and conditions confirm that this procurement process does not constitute a formal, legally binding bidding process (and for greater clarity, does not give rise to a process contract), and that no legal relationship or obligation regarding the procurement of any goods or service will be created between the Authority and the Proponent unless and until the Authority and the Proponent execute a written agreement for the Deliverables.

Page 47 | 87

4.	Prices/Rates

The Proponent has submitted its prices/rates in accordance with the instructions in the Procurement Documents. The Proponent confirms that the prices/rates inserted in the Schedule of Fees (in the Appendix to the Agreement) are the full inclusive value of the work described in the Procurement Documents, including all costs and expenses which may be required in and for the work and/or activities described, together with all general risks, liabilities and obligations set forth or implied therein.

No adjustment shall be made to any prices/rates as a consequence of any variations in the cost of labour, plant, materials or transport.

All prices/rates submitted shall be in United States dollars (US$) and Cayman Islands dollars (Cl$), as specified in the various clauses.

5.	Addenda

The Proponent is deemed to have read and accepted all addenda issued by the Authority prior to the Deadline for Issuing Addenda. The onus is on Proponents to make any necessary amendments to their proposals based on the addenda. The Proponent is requested to confirm that it has received all addenda by listing the addenda numbers, or if no addenda were issued by writing the word “None”, on the following line: Addenda #1, #2 and #3.

Proponents who fail to complete this section will be deemed to have received all posted addenda.

6.	No Prohibited Conduct

The Proponent declares that it has not engaged in any conduct prohibited by this Procurement Document.

7.	Conflict of Interest

For the purposes of this Procurement Document, the term “Conflict of Interest” includes, but is not limited to, any situation or circumstance where:

(a)

in relation to the procurement process, the Proponent has an unfair advantage or engages in conduct, directly or indirectly, that may give it an unfair advantage, including but not limited to (i) having, or having access to, confidential information of the Authority in the preparation of its proposal that is not available to other Proponents, (ii) communicating with any person with a view to influencing preferred treatment in the procurement process (including but not limited to the lobbying of decision makers involved in the procurement process), or (iii) engaging in conduct that compromises, or could be seen to compromise, the integrity of the open and competitive procurement process or render that process non-competitive or unfair; or

(b)

in relation to the performance of its contractual obligations contemplated under a contract for the Deliverables, the Proponent’s other commitments, relationships or financial interests (i) could, or could be seen to, exercise an improper influence over the objective, unbiased and impartial exercise of its independent judgement, or (ii) could, or could be seen to, compromise, impair or be incompatible with the effective performance of its

Page 48 | 87

contractual obligations.

For the purposes of section (a)(i) above, Proponents should disclose the names and all pertinent details of all individuals (employees, advisers, or individuals acting in any other capacity) who (a) participated in the preparation of the proposal; AND (b) were employees of the Authority within twelve months prior to the Submission Deadline.

If the box below is left blank, the Proponent will be deemed to declare that (a) there was no Conflict of Interest in preparing its proposal; and (b) there is no foreseeable Conflict of Interest in performing the contractual obligations contemplated in the Procurement Documents.

Otherwise, if the statement below applies, check the box.

☐

The Proponent declares that there is an actual or potential Conflict of Interest relating to the preparation of its proposal, and/or the Proponent foresees an actual or potential Conflict of Interest in performing the contractual obligations contemplated in the Procurement Documents.

If the Proponent declares an actual or potential Conflict of Interest by marking the box above, the Proponent must set out below details of the actual or potential Conflict of Interest:

N/A

8. Proposal Irrevocable

The Proponent agrees that its proposal shall be irrevocable for a period of 165 days following the Submission Deadline.

9. Disclosure of Information

The Proponent hereby acknowledges that any information provided in this proposal, even if it is identified as being supplied in confidence, is subject to the provisions of the Freedom of Information Law (latest revision), and may be disclosed where required by law or by order of a court. The Proponent hereby consents to the disclosure, on a confidential basis, of this proposal by the Authority to the advisers retained by the Authority to advise or assist with the procurement process, including with respect to the evaluation this proposal.

Page 49 | 87

10.	Execution of Agreement

The Proponent agrees that in the event its proposal is selected by the Authority, it will finalize and execute the Agreement in the form set out in APPENDIX A - CONDITIONS OF ENGAGEMENT in accordance with the terms of this Procurement Document.

Signature of Witness	Signature of Proponent Representative

Ramjeet Jerrybandan	Frederick McTaggart
Name of Witness	Name of Proponent Representative

President and CEO
Title of Proponent Representative

January 14, 2022
Date

I have the authority to bind the Proponent

Page 50 | 87

January 14, 2022

Tom van Zanten, Deputy Director

Water Authority Cayman

Box 1104

Grand Cayman, KY1-1102

Cayman Islands

Dear Mr. van Zanten,

Re:	Proposal for Procurement of and Operating Agreement for a Sea Water Desalination Plant at Red Gate Water Works, Grand Cayman, Cayman Islands using the Reverse Osmosis Process (2021)

Ocean Conversion Cayman confirms the submission of all Mandatory Technical requirements, per the Tender document, Appendix C, Section C, enclosed.

Yours sincerely,

FOR OCEAN CONVERSION (CAYMAN) LIMITED

/s/ Frederick W. McTaggart
Frederick W. McTaggart
Director

Executive Offices, P.O. Box 1114, Grand Cayman, Cayman Islands, KY1-1102 Tel: (345) 945-4277, Fax (345) 949-2957, Email: info@cwco.com

APPENDIX C- PROJECT PARTICULARS

A.THE DELIVERABLES

Project Overview

The purpose of the Works is to provide and operate a Reverse Osmosis Plant designed to process potable water from sea water and deliver the potable water by means of a pipeline to water storage reservoirs owned and operated by the Water Authority (“Authority”).

The Plant shall be located at the Authority’s Red Gate Water Works at Red Gate Road, George Town, Grand Cayman, Cayman Islands, Block 20B, Parcel 410, property owned by the Authority.

The Plant shall have a production capacity of 10,000 cubic metres of potable water per day (2.64 million US gallons per day) and shall be designed in such a way that the production capacity is achieved by no less than two (2) independent RO trains (except for the feedwater pumps and wells, brine disposal well and post-treatment system (i.e., air stripping tower and wet gas scrubber) which may be common to both trains).

The quality of the potable water produced shall be within the maximum permissible levels as set out in APPENDIX F.

The Authority shall be responsible for the post-treatment (e.g., disinfection, corrosion inhibition, and pH stabilization) and for the distribution of the water.

The successful Tenderer shall operate and maintain the Plant for a period of ten (10) years. The Authority shall pay a fixed amount (adjusted for inflation) each month to cover the Tenderer’s overheads, in addition to a fee (adjusted for inflation) and an energy fee for each cubic metre of potable water produced.

The Tenders shall be evaluated on the basis of the cost of water, the experience of the Tenderers, and the proven performance record of the equipment offered.

For consideration of his Tender, the Tenderer shall submit a Testimonial Letter demonstrating that he has designed, built and continuously operated at least three (3) similar sea water reverse osmosis (“SWRO”) plants of similar design, each with a design water production capacity of not less than 2,500 m3/d (0.66 MGD) (at least one of which must have a design water production capacity of not less than 5,000 m3/d (1,32 MGD)), and utilizing similar membranes as specified in his Tender. These aforementioned plants shall have been in successful operation for a period of not less than seven (7) years. Also, the ability of a Tenderer to show an operational plant provided under a similar agreement will be an advantage.

B.MANDATORY SUBMISSION REQUIREMENTS

1.	Proposed Contract (APPENDIX A — CONDITIONS OF ENGAGEMENT)

Each proposal must include the duly completed form of Agreement, comprising AGREEMENT and OFFER

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2.	Submission Form (APPENDIX B - SUBMISSION FORM)

Each proposal must include the duly completed Submission Form (APPENDIX B), with items 1, 4 and 6 completed, and item 9 completed and signed by an authorized representative of the Proponent.

3.	Schedule of Fees (APPENDIX A - CONDITIONS OF ENGAGEMENT)

Each proposal must include a duly completed Schedule of Fees (Appendix to the Agreement

4.	Other Mandatory Submission Requirements

None

C.	MANDATORY TECHNICAL REQUIREMENTS

The Tender shall be clear and concise and shall include sufficient detail for effective evaluation and for substantiating the validity of stated claims. The Tenderer shall assume that the Authority has no prior knowledge of the Tenderer’s experience and will base its evaluation on the information presented in the Tender.

The Tender must include, but does not necessarily have to be limited to, the following:

1.	Confirmation that the Tenderer meets the specified eligibility criteria, as per Item 2 of APPENDIX A - CONDITIONS OF ENGAGEMENT.
a.	Tenderers must:
i)

either comply with all applicable local laws and regulations, including business regulations, including, but not limited to, having a Trade and Business license, and comply with the Local Companies (Control) Law (latest revision) and the Companies Law (latest revision), or

ii)

provide confirmation that they have sought independent legal and any other appropriate advice on all applicable local laws and regulations relating to carrying on business in the Cayman Islands and that if their tender is accepted, and they are the selected Proponent, they will be in a position to comply with all such local laws and regulations within forty-five (45) days of the notice of selection (as per PART 2 – EVALUATION AND AWARD)

b.

Tenderers must provide Past Performance Data and References for at least three (3) similar SWRO plants, each with a design water production capacity of not less than 2,500 m3/d (0.66 MGD) (at least one of which must have a design water production capacity of not less than 5,000 m3/d (1.32 MGD)) which use commercially available isobaric energy recovery devices, that will confirm that the company has successfully designed, constructed and continuously operated these SWRO plants for a period of not less than seven (7) years. Prior experience with SWRO plants using (saline groundwater containing hydrogen sulphide) feed water wells rather than sea water intakes will be an advantage. The Past Performance Data shall clearly identify and describe these SWRO plants and the Tenderer’s involvement. The ability of a Tenderer to show an operational plant under an agreement, similar to this one, will be advantageous (also refer to APPENDIX D – REFERENCES FORM).

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c.	Tenderers must provide their Corporate Information which shall include, as a minimum, the following:
1.	Certificate of Incorporation.
2.	Memorandum and Articles of Association,
3.	Copy of any Shareholders’ or Partnership Agreement(s).
4.	The Proponent’s contact for the procurement process (complete APPENDIX B - Submission Form)
5.	Certified copy of board resolution or minute approving the submission and contents of the Tender.
6.	For a Joint Venture also add a copy of the joint venture agreement between or among the joint venture parties.
i.	Tenderers shall provide references for each firm participating in a Joint Venture or teaming arrangement, and specifying what each firm will contribute to that arrangement
7.	Audited financial statements for the last five (5) years or such other documentation that can be independently verified.
d.

Tenderers must provide the name(s) and resume(s) of the intended principal(s) that will be employed full-time on Grand Cayman to oversee and manage the operations for a minimum of the first three (3) years after the First Delivery Date

1.	All such principals shall have an Engineering degree and at least seven (7) years’ experience with operating and maintaining SWRO plants with isobaric energy recovery systems.
2.	A preliminary layout of the Plant building, clearly indicating the R.O. equipment modules, and the space available between and around them for maintenance accessibility.
3.	A programme for the completion and installation of the Plant, provided in the form of a Gantt Chart with (as a minimum) information on the following activities:
a.	design of the civil works and Plant
b.	approval of the civil works by the relevant authorities
c.	construction of the civil works,
d.	construction of the feed water abstraction wells
e.	manufacture and shipment of Plant equipment to the site
f.	installation of the Plant equipment
g.	commissioning of the Plant.

The names and the resume of the principals and all the other information listed above must be submitted under the section “PROPOSAL SUBMISSION - EXPERIENCE, TEAM & APPROACH” as indicated in PART 1 - INVITATION AND SUBMISSION INSTRUCTION Section 1.6 Submission of Proposals.

D.	ASSESSMENT CRITERIA

Stage I — Mandatory Submission Requirements (as per PART 2 — EVALUATION AND AWARD)

Tender Evaluation Criteria: Certain elements of the Tender are mandatory, the submission of these will determine whether a Tender is “compliant or not”, failure to submit any mandatory items will result in a “failed” Tender and will not be assessed further.

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a)Mandatory items (Pass or Fail):

(1)	One (1) completed and signed copy of APPENDIX A – CONDITIONS OF ENGAGEMENT, including the completed form of Agreement and the Appendix to the Agreement (Schedule of Fees)
(2)	Confirmation of ability to comply with all applicable local laws and regulations relating to carrying on business in the Cayman Islands within forty-five (45) days of the notice of selection.
(3)	Past Performance Data (incl. References).
(4)	Corporate Information (incl. financial data).
(5)	Staff Experience, particularly those of principal and plant senior staff.
(6)	Any other required information as indicated in the Procurement Documents

The Technical Assessment (Criteria b) and Costing Analysis (Criteria c) and will only be carried out for those Tenderers that have satisfactorily passed this item a) Assessment Criteria (Mandatory Items (Pass or Fail)).

Stage II – Mandatory Technical Requirements (as per PART 2 — EVALUATION AND AWARD)

b)	Evaluation of Mandatory Technical Requirements

The assessment of the Rated Criteria is by definition subjective. Therefore, a small number of Authority staff (up to three (3)) will review and score each proposal independently. The scoring for the Mandatory Technical Requirements shall be the average of the independent scores.

Assessment of Mandatory Technical Requirements (max. 20 points):

1.	Standard of Tender Submission (i.e., Quality/Comprehensiveness) (max 5 points)
2.	Company Information, including References (***)(max 5 points)
3.	Experience of principal and plant senior staff (max 5 points)
4.	Past Performance Data (Experience, Relevance) (max 5 points)
(***):	The Company Information referred to in this item should be relevant to this contract, i.e., covering the operation and maintenance of SWRO plants (as stated in the Tender Documents)

For each proposal, each category of the Rated Criteria will be scored between 0 (poor) and 5 (excellent).

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The following summarizes the categories and the descriptions of the rated criteria.

#	Category	Maximum Score
1	Standard of Tender Submission (i.e., quality, comprehensiveness)	5
2	Company Information, including References	5
3	Experience of principal and plant senior staff	5
4	Past Performance Data (Experience, Relevance)	5
	Sub-Total	20

Stage III — Pricing (as per PART 2 — EVALUATION AND AWARD)

c)	Pricing (Cost Analysis) (max. 150 points):

Three (3) scenarios will be reviewed:

1.

Immediate Monthly Cost: using the fees as per the Tender (i.e., Base Monthly Overheads Fees, Base Quantity Fees, and Specific Energy Consumption Guarantee of Plant (ENCONspec)) and a cost of electricity of CI $ 0.27/kWh), applied to an average daily quantity of 5,000 cubic metres (**) for a period of 30 days.

2.

Future Monthly Cost (i): using the fees inflated as per the Tender (assuming a cumulative inflation of 16%) and a cost of electricity of CI $ 0.34/kWh), applied to an average daily quantity of 6,500 cubic metres for a period of 30 days.

3.

Future Monthly Cost (ii):  using the fees inflated as per the Tender (assuming a cumulative inflation of 23%) and a cost of electricity of CI $ 0.40/kWh), applied to an average daily quantity of 8,000 cubic metres for a period of 30 days.

(**):

The quantity of water produced by the existing Red Gate SWRO plant in the last 17 months (April 2020-August 2021) averaged 3,430 cubic metres per day.(The quantity of water produced by the existing Red Gate SWRO plant in the prior 14-month period (pre-COVID) averaged 4,280 cubic metres per day).

In order to properly account for the purchase price of the Plant in the Cost Analysis, a Monthly Capital Cost will be added in each of the aforementioned three (3) scenarios.

The Monthly Capital Cost will be calculated as the purchase price amortized over ten (10) years using an annual interest rate of 4.0%, or

●	0.0101 * purchase price of the Plant for expenses incurred outside the Cayman Islands expressed in United States dollars (“US $”), PLUS
●	0.0101 * purchase price of the Plant for expenses incurred locally, expressed in Cayman Islands (“Cl $”) dollars.

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For each of these 3 scenarios, each proposal will be awarded points as follows: 50 * P;

where

P = (Lowest Total Monthly Cost of All Proposals/Each Proposal’s Total Monthly Cost)

#	Category	Maximum Score
5	Pricing — Immediate Monthly Cost	50
6	Pricing — Future Monthly Cost (i)	50
7	Pricing — Future Monthly Cost (ii)	50
	Sub-Total	150

The successful Tenderer will be the company that has the highest combined score of Assessment Criteria b and c (max possible score 170 points)

E. PRE-CONDITIONS OF AWARD

1.Proof of Trade and Business license

2.Proof of compliance with the Local Companies (Control) Law (latest revision)

3.Proof of compliance with the Companies Law (latest revision)

4.Use of Acceptable Sub-Contractors

a.

The selected Proponent shall provide a list of the Sub-Contractors he proposes to use on the Works and the activities that each of the Sub-Contractors is to carry out. The selected Proponent shall submit an experience statement with pertinent information regarding similar projects and other evidence of qualification for each such Sub-Contractor.

b.

Any Sub-Contractor listed and to whom the Authority makes written objection prior to the giving of the Letter of Acceptance (Issued as per APPENDIX A – CONDITIONS OF ENGAGEMENT) will be deemed unacceptable to the Authority and shall be substituted with a Sub-Contractor acceptable to the Authority. If the selected Proponent declines to make a substitution of a Sub-Contractor acceptable to the Authority, the Authority may award the contract to the next highest ranked Proponent that proposes to use acceptable Sub-Contractors.

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January 14, 2022

Tom van Zanten, Deputy Director

Water Authority Cayman

Box 1104

Grand Cayman, KY1-1102

Cayman Islands

Dear Mr. van Zanten,

Re:	Proposal for Procurement of and Operating Agreement for a Sea Water Desalination Plant at Red Gate Water Works, Grand Cayman, Cayman Islands using the Reverse Osmosis Process (2021)

Please find enclosed Appendix D References including Past Plant Performance Data, per the Tender request, Appendix D and Appendix C, Section C1b.

Yours sincerely,

FOR OCEAN CONVERSION (CAYMAN) LIMITED

/s/ Frederick W. McTaggart
Frederick W. McTaggart
Director

Executive Offices, P.O. Box 1114, Grand Cayman, Cayman Islands, KY1-1102 Tel: (345) 945-4277, Fax (345) 949-2957, Email; info@cwco.com

[*****]

All correspondence to the Respondent should be directed to:

Frederick W. McTaggart

Ocean Conversion (Cayman) Limited

P.O. Box 1114

Windward Three, Fourth Floor

Regatta Office Park, West Bay Road

Grand Cayman, KY1-1102

Cayman Islands

Tel: 345-945-4277

Fax: 345-949-2957

Email: fmctaggart@cwco.com

I confirm that we have received and read the following Addenda:

1.Addendum No. 1

2.Addendum No. 2

3.Addendum No. 3

I trust that the information provided in this document is satisfactory and look forward to hearing from you when you have made a decision regarding award of the tender.

Yours sincerely,

FOR OCEAN CONVERSION (CAYMAN) LIMITED

/s/ Frederick W. McTaggart
Frederick W. McTaggart
Director

Executive Offices, P.O. Box 1114, Grand Cayman, Cayman Islands, KY1-1102 Tel: (345) 945-4277, Fax (345) 949-2957, Email; info@cwco.com

APPENDIX E - ANALYSIS OF WELL WATER (TYPICAL VALUES)

Parameter	Testing Method	Red Gate RO	North Sound RO
		Plant	Plant Feed Wells
		Feed Wells (*)	(**)
Alkalinity	Titration	180	150
Bicarbonate	Calculation	220	185
Calcium	EDTA Titrimetric	740	470
Chloride	Argentometric	19,900	19,450
Hardness	EDTA Titrimetric	6,400	6,800
Magnesium	Calculation	1,200	1,370
pH (units)	Electrometric	7.1	7.1
Sodium	Na-selective electrode	10,150	n/d
Sulphate	Turbidimetric (barium chloride)	3,100	3,100
Sulphide	Methylene Blue	4.3	4.0
Electrical Conductivity	Electrometric	52,750	54,000
(µS/cm)
Total Dissolved Solids	Gravimetric	37,100	38,050
	(Dried @ 180°C)

Notes:

All values are in mg/I, unless stated otherwise

(*)Average results from samples of feed water taken (annually) during the period February 1996 to July 2017.

(**)Average results from samples of feed water taken (annually) during the period November 2002 to July 2017.

Results of individual sampling tests are provided on the next page.

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APPENDIX F - QUALITY OF PRODUCT WATER

Parameter	Testing	Allowable	Maximum	Notes
	Method	Value	Value
		(mg/I, unless	(mg/I, unless
		stated	stated
		otherwise)	otherwise)
				(1, 2)
pH (units)	Electrometric	6.5 - 7.5	6.0 - 8.0
Boron	Colorimetric	1.2	2.4
Sulphide	Methylene Blue	0.01	0.02	(3)
Total Chlorine Residual	Colorimetric	0.00	0.10	(3)
Electrical Conductivity (µS/cm)	Electrometric	400	800	(4)
Total coliform bacteria	Enzyme	0	1
(cfu/100ml)	Substrate
E. Coli	Enzyme	0	1
	Substrate

Notes:

Note 1: All water quality testing shall be conducted by the Water Authority Laboratory, or by a laboratory accredited for testing of potable water.

Note 2: All other parameters of the product water shall not exceed the values as published in the latest edition of the WHO Guidelines for Drinking Water Quality.

Note 3: The specified sulphide levels of the product water shall be achieved by the proper design and operation of the air stripper (99.7% or better removal efficiency). However, in the event that additional post-treatment is required to lower the sulphide levels to acceptable levels, these post-treatment methods shall be submitted to the Authority for approval. Chlorination of the product water shall not be an acceptable method to further reduce the sulphide levels.

Note 4: Electrical Conductivity meters shall be calibrated with appropriate standards relevant to product water quality.

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APPENDIX G - SPECIFICATIONS FOR CONSTRUCTING FEED WATER

ABSTRACTION AND BRINE DISPOSAL WELLS

1. GENERAL

1.	These specifications describe the minimum requirements for constructing the feed water abstraction and brine disposal wells at the Water Authority’s Red Gate Water Works.
2.

The wells are expected to range in total depth from about 150 to 300 feet below land surface. The production (feed water abstraction) wells shall be approximately 200 feet in total depth with the cased portion extending from land surface to a depth of at least 150 feet. The cased portion of the brine disposal well shall extend at least 50 feet deeper than the deepest production well (see Figure 1).

3.	Well construction shall generally be in accordance with the EPA/NWWA “Manual of Water Well Construction Practices” (EPA-570/9-75-001).
4.

The only allowed well construction method shall be the (mudless) reverse circulation rotary drilling method (Note: Straight air rotary drilling will be allowed up to approximately 40 feet depth below water table). Due to the sensitive area (i.e., situated close to existing residences and Water Authority facilities) well drilling methods that (may) transfer large quantities of saline water to the surface in an uncontrolled manner (e.g., air rotary drilling method) cannot be allowed. Although the conventional fluid rotary drilling method would not present this problem, the anticipated cavities in the geology may result in loss of circulation which would be difficult (i.e., expensive) to restore and this method is therefore not considered a practical alternative. The cable tool method is considered impractical due to the large well diameter required.

5.	All labour, materials and equipment shall be provided by the Contractor.

2. SUBSURFACE INFORMATION

1.

The Cayman Islands are formed on Bluff and Ironshore Formations. The Oligocene-Miocene Bluff Formation is a massive, dense, white to light tan, finely crystalline dolostone. A rugged karst terrain characterizes surface exposures and extensive cave systems occur in the subsurface. The Pleistocene Ironshore Formation, which unconformably overlies the Bluff Formation, is formed of poorly lithified limestone. The Red Gate Site is situated over the Ironshore Formation.

2.	A significant number of publications are available describing the geology of Grand Cayman. The following references are given for information only:

Jones, B., 2000. Geology of the Cayman Islands, University of Alberta, Edmonton.

Ng, K. - C., 1990. Diagenesis of the Oligocene - Miocene Bluff Formation of the Cayman Islands - a petrographic and hydrogeochemical approach. Ph.D. Dissertation, University of Alberta, Edmonton, 344p.

Ng, K. - C., Jones, B. and Beswick, R., 1992. Hydrogeology of Grand Cayman, British West Indies: a karstic dolostone aquifer. J. Hydrol., 134: 273-295.

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3.PERMITS

The Contractor shall procure all permits required of him by law for the execution of the work. Abstraction and disposal permits can be obtained from the Water Authority.

4.EQUIPMENT AND PERSONNEL

The Contractor shall furnish capable and experienced personnel and suitable equipment to construct the wells and perform the required tests. The Authority shall reserve the right to inspect the equipment of the Contractor to assure qualification.

5.MATERIALS

1.   Well Casing

All well casing shall be new and shall be made of PVC and conforms to (or exceeds) one of the following standards:

a)ASTM D1785 Schedule 80, or

b)ASTM D2241 SDR 21, or

c)ASTM F-480-77 SDR 21.

All well casing shall have markings identifying the manufacturer, nominal size, type of material, dimension ratio and manufacturer’s code. Well casing shall also include the seal or mark of the laboratory making the evaluation for potable water applications.

2.   Annular Grout:

The following grout mixtures shall be used. (Note: The actual choice shall depend on the grouting method adopted):

(i)

Concrete Grout: A mixture of Portland cement (ASTM C150), sand, coarse aggregate and water in the proportion of at least five (5) bags of cement per cubic yard of concrete to not more than six (6) gallons of clean water per bag of cement (one cubic foot or 94 pounds) shall be used.

(ii)

Sand-Cement Grout: A mixture of Portland cement (ASTM C150), sand and water in the proportion of not more than two parts by weight of sand to one part of cement with not more than six (6) gallons of clean water per bag of cement (one cubic foot or 94 pounds) shall be used.

(iii)	Neat-Cement Grout: A mixture of Portland cement (ASTM C150) and water with not more than six (6) gallons of clean water per bag of cement (one cubic foot or 94 pounds) shall be used.

The following grouting materials shall be used for the above mixtures:

(i)	ASTM C150 Type II cement (API Class B Portland cement) shall be used for all well casing grout.
(ii)	Only fresh water shall be used for any grout mix.

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(iii)	Grout mixtures shall contain 3 to 5 lb. of bentonite for each 94 lb, sack of cement to reduce shrinkage. The bentonite shall be mixed with the water prior to adding the cement.
(iv)	The use of other admixtures (ASTM C494) to reduce permeability, increase fluidity, and/or control time of set, and the composition of the resultant slurry shall be approved by the Authority.

6. WELL CONSTRUCTION

Well Construction

1.

The only allowed construction method shall be the (mudless) reverse circulation rotary drilling method. The Contractor shall provide all equipment that will assure the proper execution of the drilling method. The Contractor shall provide a pump or pumps to properly operate the equipment.

2.	Any borehole shall be drilled five (5) to eight (8) inches larger than the nominal size of the casing to be installed, so as to provide an annular seal of at least two (2) inches thickness.

Well Casing Installation

3.

Casing lengths shall be joined watertight by an appropriate method, so that the resulting joint shall have the same structural integrity as the casing itself. Solvent welding shall be carried out in strict accordance with the manufacturer’s recommendations. Curing time for solvent cemented joints shall not be less than five (5) minutes, however actual set times shall be the responsibility of the Contractor. Well casing using mechanical joining shall be installed in strict accordance with the manufacturer’s recommendations.

4.

The well casing for the feed water abstraction well shall be suitably sized to accommodate the submersible feed water well pump and shall also provide sufficient clearances that will ensure good hydraulic efficiency at the well yield range. In any event the nominal size of the well easing shall be at least two (2) inches greater than the nominal feed water well pump size.

5.	The well casing for the brine disposal well shall be at least twelve (12) inches nominal diameter.
6.	The jointed casing string shall be lowered in the bore hole with the drilling machine, utilizing clamps, elevators or other mechanical devices.
7.	Centralizers shall be installed on the well casings and shall be spaced at a minimum of fifteen (15) feet intervals, but not exceeding thirty (30) feet intervals.
8.	The permanent deep well casing shall extent at least 100 feet below ground level (See Figure 1).

Annular Grout Seal

9.

The annular space between the casing and the borehole shall be grouted under pressure to provide an annular seal, from the base of the casing to land surface. To assure that grouting provides a satisfactory seal, the grout mixture shall be introduced at the base to minimize contamination and bridging, and shall be placed by a continuous operation before initial setting of the cement.

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10.	Prior to grouting the annular space shall be flushed with water to assure that the space is open and ready to receive the sealing material (Note: air lifting shall not be allowed).
11.

The preferred grouting method is the positive displacement - exterior method, using a concrete grout. However, as an alternative and after approval by the Authority, the Contractor may use either the positive displacement - exterior method using a sand-cement grout, or the float shoe continuous injection method using a sand-cement grout.

(i) The positive displacement - exterior method: Grout shall be injected in the annular space between the casing and the borehole. The annular space shall not be less than three times the size of the largest coarse aggregate used for concrete grout. The grout pipe shall extend from the surface to the bottom of the zone to be grouted. The grout pipe shall have a minimum inside diameter of one (1) inch for sand-cement grout. It shall have a minimum inside diameter of 1-1/2 inches for concrete grout. Grout shall be placed, from bottom to top, in one continuous operation. The grout pipe may be slowly raised as the grout is placed but the discharge end of the grout pipe must be submerged in the emplaced grout at all times until grouting is completed. The grout pipe shall be maintained full, to the surface, at all times until the completion of the grouting of the entire specified zone. In the event of interruption in the grouting operation, the bottom of the pipe shall be raised above the grout level and shall not be re-submerged until all air and water have been displaced from the grout pipe and the pipe flushed clean with clear water.

(ii) The float shoe continuous injection method: The bottom of the casing shall be fitted with a suitable drillable float shoe equipped with a back pressure valve. Tubing or pipe shall be run to the float shoe to which it shall be connected by a bayonet fitting, left hand thread coupling, or similar release mechanism. Water or other drilling fluid shall be circulated through the tubing and up through the annular space outside the casing. When the annular space is clean and open, grout shall be pumped down the pipe or tubing and forced by continual pumping out into the annular space surrounding the casing. Pumping shall continue until the entire zone to be grouted is filled. The grout pipe shall then be detached from the float shoe and raised to the surface for flushing. After the grout has set the float shoe, back pressure valve, and any concrete plug remaining in the bottom of the casing shall be drilled out. A sand-cement grout shall be used for this procedure. Concrete grout cannot be used with this method.

Location of Grout

12.

The surface formation grout seal surrounding the permanent well casing at the upper terminus of the well shall stabilizes the borehole wall. The length of the surface formation grout seal shall be determined by the contractor but shall not exceed 30 feet. The surface formation grout seal shall be completed and cured prior to drilling the well to the specified full depth.

13.

Grout shall normally be placed in the annular space surrounding the casing by the method specified. Grouting shall be continuous from the bottom of the casing to the land surface. However in the event that extensive fluid loss zones occur, grouting may be done in stages through the lowering and then raising the tremie pipe for a second pumping at a later time (which shall not occur until at least 24 hours have elapsed). In addition, portions of the annulus may, upon approval by the Authority, be filled with materials or mixtures of cement, drill cuttings, gravel, and bentonite.

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14.	The annular grout shall be allowed to cure at least 36 hours before drilling operations are resumed.

Open Hole Interval

15.

The Contractor shall select the open hole interval, provided however that the resulting average calculated entrance velocity at the ultimate pumping rate shall not exceed 1.2 feet per minute (0.02 foot per second). In any event the length of the open hole interval shall be at least fifty (50) feet for feed water wells, and at least sixty (60) feet for disposal wells.

Well development

16.	Well development, if required, shall be achieved by uninterrupted pumping, water jetting, and/or acidizing (washing with acid).
17.

Well development through uninterrupted pumping shall comprise a submersible pump or a vertical line-shaft turbine pump operating at pumping rates up to 2 times the ultimate design pumping capacity. The pumping rates shall be slowly increased from 1/4 to 2 times the ultimate design pumping capacity. The discharge of the pump shall be measured by a flow meter or other approved method.

18.

During well development through uninterrupted pumping the water levels shall be measured. A 1/2 inch nominal diameter or larger pipe shall be installed in the well from the well head to two (2) feet above the pump intake. The top of the pipe shall be readily accessible to insert, remove, and read the depth to water measurements on a 2-wire electric sonde, which shall be used to measure the static water level and drawdown in the well. A clearly marked convenient reference point shall be set at the top of the pipe. The sonde shall be furnished by the Contractor. The pumping water level shall be measured to the nearest 1/2 inch.

19.

As an alternative method, well developing by water jetting may also be used to produce the required yield. (Note: airlift surging will not be allowed). This method shall comprise simultaneous high-velocity, horizontal-jetting and pumping, commencing at the bottom of the bore hole and proceeding upwards to the bottom of the well casing. Pumping from the well shall be at a rate of 5 to 15 percent more than the rate at which water is introduced through the jetting tool.

20.

Discharged water resulting from the well development operation shall be conducted from the well to the nearest disposal well, as directed by the Authority, through approved piping. It is imperative to ensure that no damage by flooding is caused to the site or neighbouring properties.

21.	Acids for washing limestone may be used with approval of or direction by the Authority.

Well testing for performance

22.

After development, and at the discretion of the Authority, the well shall be pumped to verify that the allowed drawdown (for feed water wells) or head build-up (for brine disposal wells) is not exceeded at the anticipated pump rates (see APPENDIX H).

23.

The Contractor shall furnish, install and remove the necessary measuring instruments and pumping equipment capable of pumping to the required point of discharge at least twice the anticipated pump rate from the well being tested, and with satisfactory throttling devices, so that the discharge may be reduced to 25% of that pump rate The pumping unit shall be complete

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with an ample power source, controls and appurtenances and shall be capable of being operated without interruption for a period of eight (8) hours.

24.	The method of taking water level measurements shall be at the discretion of the Contractor; however, an accuracy to within 1/4 inch must be attained.
25.

Prior to starting the pump, water level measurements shall be made at least hourly, for a minimum of eight (8) hours, in the well to be tested and all observation wells, and these measurements shall be recorded on the same note sheets to be used during the pumping test.

26.

The well shall be “step” tested at rates of approximately 1/2, 3/4, 1 and 1 1/2 times the design pumping rate. The complete test is estimated to require approximately eight (8) hours. The Contractor shall operate the pump and change the discharge as directed by the Authority. Discharge of the pump shall be controlled by a gate valve, if electric driven, and both gate valve and engine throttle if engine driven. The discharge shall be controlled and maintained at approximately the desired discharge for each step with an accuracy of plus or minus 5 percent. Pump discharge shall be measured with an accurate totalizing meter and stopwatch, a circular orifice meter, or a Venturi meter, as approved by the Authority.

27.

Measurements of pumping rate and water levels shall be made every 1 minute for the first 10 minutes of the test, every two minutes for the next 10 minutes, every 5 minutes for the next 40 minutes, every 15 minutes for the next hour, every 30 minutes for the next 3 hours, and hourly for the remainder of the pumping period. Recovery water level measurements shall be made with the same frequency until sufficient data have been collected to extrapolate the full recovery of the well or until the Authority requires no further data.

28.

Failure of pump operation for a period greater than one percent of the elapsed pumping time shall require suspension of the test until the water level in the pumped well has recovered to its original level. For the purpose of this Clause, recovery shall be considered “complete” after the well has been allowed to rest for a period at least equal to the elapsed pumping time of the aborted test- except that if any three successive water level measurements spaced at least 20 minutes apart show no further rise in the water level in the pumped well, the test may be resumed immediately. The Authority shall be the sole judge as to whether this latter condition exists.

29.

Discharged water shall be conducted from the pump to the nearest disposal well, as directed by the Authority, through approved piping to prevent recirculation of discharged water into the aquifer being tested. It is imperative to ensure that no damage by flooding is caused to the site or neighbouring properties.

7. RECORD KEEPING

1.

During the drilling of the hole, the Contractor shall prepare and maintain a daily, detailed driller’s report. This report shall be delivered upon request to the Authority. The report shall give a complete description of all formations encountered, number of feet (meters) drilled, the depth at which the first water was encountered, number of hours on the job, shutdown due to breakdown, feet of casing set, and such other pertinent data as requested by the Authority.

2.

During the drilling of the hole, a time log shall be kept by the Contractor showing the actual penetration time required to drill each foot of hole. The type of bits used in each portion of the hole shall be noted in this log and whether designed for soft, medium, or hard formations,

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together with approximate weight of the bits during the drilling of the various types of formation in the various sections of the hole. This report shall be delivered upon request to the Authority.

3.The Contractor shall afford all reasonable opportunities for geologists employed by the Authority to collect, identify and store representative drilling samples. Flow samples shall be taken by removing from the circulating drilling fluid representative samples of the formation by either collecting same in a cutting sample box, a “shale shaker”, a baffle in a ditch, or catching them in a bucket and allowing the samples to settle out.

4.The Contractor shall keep accurate records of the pumping test and furnish copies of all records to the Authority upon completion of the test. The records shall also be available to the Authority for inspection at any time during the test. For each well used in the test, the records shall include physical data describing the construction features such as, but not limited to: well depth and diameter; open hole interval; a description of the measuring point and its measured height above land surface and/or mean sea level; the methods used in measuring water levels and pumping rates. An accurate description or sketch map of the well locations with identifying names or numbers and distances between wells shall be provided on each set of records. Records of measurements shall include the date of the test, the clock time and elapsed pumping time of each measurement, the depth to water below the measuring point, the pumping rate at the time of measurement, and any pertinent comments on conditions that may affect the measurements. Frequency of water-level measurements before, during, and after pumping shall be as specified by the Authority.

8. WELL PLUMBNESS AND ALIGNMENT

1.The completed well shall be sufficiently plumb and straight so that there will be no interference with the installation, alignment, operation, or future removal of the permanent well pump.

2.To demonstrate the compliance of the work with the requirements, the Contractor shall furnish all labour, tools and equipment and perform the tests described herein. The test for plumbness and alignment shall be made following construction of the well.

3.Alignment shall be tested by lowering into the well to a depth of at least fifty (50) feet (lowest anticipated pump setting) a section of pipe forty (40) feet long or a dummy of the same length. The outside diameter of the test pipe or dummy shall not be more than 1 inch smaller than the inside diameter of that part of the casing or hole being tested. The dummy when lowered into the casing shall pass freely the specified length of casing.

4.The test for plumbness shall be made with a plummet. Construct a tripod or frame similar to that shown in Figure 2. The centre of the pulley should be exactly ten (10) feet above the top of the well. The pulley shall be so located that the plumb line will come off its outer edge exactly over the centre of the well casing.

Make the plumb ring or plunger 1/4 inch smaller in diameter than the inside diameter of the well casing. It can be made from a piece of sheet steel or a short piece of pipe. Whichever is used, it must be heavy enough to keep the plumb line taut. The hub of the ring must not be solid as the water must pass through it as it is lowered in the well. The hole through which the plumb line passes must be in the exact centre of the ring. Knots or marks should be made every ten (10) feet on the plumb line, to indicate the depth the ring has been lowered in the well.

The well characteristics are determined by lowering the plumb ring ten (10) feet at a time and

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taking a reading at each location. If the plumb line passes exactly through the centre line at any location, the well is plumb at the depth the plumb ring is suspended. However, if the line does not pass through the well centre the well at that depth is out of plumb by an amount equal to the distance between the line and the well centre, plus an equal distance for each ten (10) feet that the plumb ring is below the floor level.

5.

Should the plumb or dummy fail to move freely through the specified length of casing or hole, or should the well vary from the vertical in excess of 1-1/2 times the smallest inside diameter of that part of the well being tested per hundred (100) feet of depth, the plumbness and alignment of the well shall be corrected by the Contractor at his own expense. Records of deflection readings and all other pertinent information shall be kept and made part of the permanent well log and record.

6.	Should the Contractor fail to correct the faulty alignment and plumbness, the Authority may refuse to accept the well.

9. WELL TOP TERMINATION

1.	At all times during the progress of the work and at completion, the Contractor shall use reasonable precautions to prevent either tampering with the well or the entrance of foreign material into it.
2.

Any well that is left uncompleted due to a recess (e.g., at the end of each work day) or delay in construction shall be capped with a water-tight threaded cap or equipped with some other type of ‘vandal-proof’ cover as approved by the Authority.

3.	Upon completion of the well, the Contractor shall install a suitable threaded, flanged, or solvent welded cap or compression seal so as to prevent any pollutants from entering the well.
4.	The watertight casing of any well shall extend not less than two (2) feet above the ground level elevation. There shall be no openings in the casing wall below its top.
5.	All well casings that project above ground shall be suitably protected against direct sunlight by the use of a water-based paint or placement of a cover or any sunlight screening material.
6.

The Contractor shall clean the well as soon as construction and testing of the well has been completed. The Contractor shall carry out adequate cleaning procedures where evidence indicates that normal well construction and development work have not adequately cleaned the well. All oil, grease, soil and other materials shall be removed from the interior of the well casing. Unless prior approval is obtained for employing chemicals or unusual cleaning methods, the cleaning operation shall be carried out by pumping and swabbing only.

10. SITE RESTORATION

1.	Upon completion of work the site shall be restored to its original contours. All equipment, materials, grouting and drilling fluids shall be removed from the site.

11. WORKING HOURS

1.	None of the Works shall be carried out during the night or on locally recognized days of rest without the consent of the Authority, except when work is unavoidable or absolutely necessary

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for the saving of life or property or for the safety of the Works, in which case the Contractor shall immediately advise the Authority.

12. PROTECTION OF SERVICES

1.

The Contractor shall contact representatives of all utilities to ascertain the location of all known underground apparatus and ensure that its position is clearly marked before drilling commences. The Contractor shall be fully responsible for any costs involved in repairing any apparatus previously located and marked by the utility where the damage has been caused by his operation.

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FIGURE 1

casing termination at least 2 feet above ground level
original ground level
maximum depth: 30 feet
surface formation casing (Diameter > D+5 (inches ))
surface formation grout seal (2 - 2-1/2 inches thick)
borehole (Diameter > D+10 (inches))
well casing (Diameter : D (inches))
minimum depth 100 feet (for disposal well at least 200 feet)
annular seal (2 - 2-1/2 inches thick)
borehole (Diameter > D+5 (inches))
open hole interval : minimum 50 feet (minimum 60 feet for disposal well)

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APPENDIX H - OPERATION OF FEED WATER ABSTRACTION AND BRINE

DISPOSAL WELLS

1.

All wells shall be tested, both after initial development of the well and during the operation of the Plant, at intervals determined by the Authority, at the anticipated peak abstraction (or disposal) rate.

2.

The drawdown in the feed water abstraction well at peak abstraction rate shall not exceed three (3) feet (corrected for friction losses in the casing). In the event that the measured drawdown exceeds this maximum, the open hole interval shall be increased.

3.

Head build-up in the casing of the brine disposal well(s) at peak disposal rate shall not exceed seven (7) feet (3 psi) to avoid overstressing the annulus seal, which could result in excessive upward leakage of brine. In the event that the measured head build-up (corrected for friction losses in the casing) exceeds this maximum, the open hole interval shall be increased.

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[PAGE INTENTIONALLY LEFT BLANK]

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APPENDIX I - OPERATION MANAGEMENT REQUIREMENTS

1.    GENERAL

The Contractor shall operate and maintain all Plant (e.g., equipment, instrumentation, systems (SCADA, controls etc.), structures, and utilities) in such a manner as to satisfy the Plant performance standards and in accordance with the Operation Management Requirements as described in this APPENDIX I.

The Contractor shall maintain the Plant in good working order.

The Contractor shall maintain the aesthetic quality of the Plant, with due allowance for reasonable wear and tear.

The Contractor shall maintain adequate equipment inventory to facilitate the repair and replacement of equipment.

All operation services shall meet the Authority’s requirements and meet prudent industry practice standards and shall include, but shall not be limited to:

(a)

Operating and maintaining (to include repair and replacement) the Plant whilst meeting the water quality and quantity obligations under the Agreement, and in such a manner that the assets can achieve their design lives.

(b)	Operating the Plant in compliance with industry practices and appropriate Environmental and Safety standards;
(c)	Purchasing the necessary chemicals, membranes and other consumables required to achieve plant operation;
(d)	Determining appropriate staffing levels and maintaining these levels with competent staff;
(e)	Maintaining comprehensive records relating to Plant performance;
(f)	Providing monthly reports and invoices to the Authority and any additional reports as may be reasonably required;
(g)	Conducting appropriate inspections and making the Plant available for inspections by the Authority;
(h)

Obtaining and maintaining water and telecommunications services; (note: The Authority will enter into an electricity supply agreement with the electricity provider (Caribbean Utilities Company (CUC)) for the Plant and shall pay, on behalf on the Contractor, the monthly invoices (i.e., CUC bills) in accordance with the supply agreement.

(i)	Developing, implementing and enforcing of programs for safety, quality assurance and quality control;
(j)	Disposing appropriately of all discharge water and concentrate, and all other waste, (e.g., wastewater, spent chemicals);
(k)	Complying with all permits and Governmental approvals related to Plant operation;
(I)	Supporting the Authority for maintaining good relationships with the general public (including Plant tours, etc.).
(m)	Cleaning up and disposing of any chemical spills as instructed or required by the Authority, and/or the Chief Environmental Health Officer).
(n)	Carrying out the services in a safe manner that protects the health and safety of all operating personnel and people on or near the Site.

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2.    REPORTING

Within thirty (30) days prior to the anticipated First Delivery Date, the Contractor shall develop and submit for the Authority’s approval reporting procedures and forms for recording of Plant performance during the Term.

As a minimum, the Contractor shall provide the following reports:

a)Monthly Operating Report

b)Annual Operating Report

2.1  Monthly Operating Report Requirements

The Authority shall at all times have the right to enter any part of the Plant to carry out any inspection provided that Authority staff are fully conversant with and follow the Contractor’s health and safety requirements.

The Authority shall jointly with the Contractor conduct a walk through the Plant to verify that Plant operations and maintenance is being properly performed. Typically this joint walk through shall not be more frequent than once every month.

The Contractor shall prepare a Monthly Operating Report regarding the Plant performance, operations and maintenance. This report shall be submitted to the Authority no later than fifteen (15) days after the end of the Month.

The Monthly Operating Report shall include as a minimum the following:

a)	Compilations of the daily records of Water quantity (cubic metres) delivered to each Delivery Point.
b)	A summary of all test reports prepared during the month with respect to source (feed) water quality characteristics and parameters (e.g., temperature (degree Celsius), conductivity (µS/cm)).
c)	A summary of all test reports prepared during the month with respect to Water quality characteristics and parameters as specified in APPENDIX F.
d)	A copy of all test reports prepared during the month with respect to the pumping rate and the drawdown in the feed water abstraction wells.
e)	A description of recommended Plant or unit shutdowns for maintenance and repairs during the current month and anticipated during the following month.
f)	Description of unscheduled repairs.
g)	A list of significant preventive maintenance activities performed during this month and similar activities anticipated for the following month.
h)	Information on the performance of the RO membrane system (*)
i)	Any anticipated adverse conditions that may affect the ability of the Plant to receive and treat source water and deliver Water to each of the points of delivery.
j)	The results of any inspections conducted by governmental regulatory authorities during the current month, including recommended or required follow-up actions by the Contractor.
k)	The amount of electricity used during such month (in kWh).
I)	Information on any power outages that have occurred during the current month that have an impact on the ability of the Contractor to perform its obligations under this Agreement.

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m)

A description of all incidents wherein the Water quality standards and/or Water quantity requirements were not met, including the follow-up actions recommended by the Contractor to taken to eliminate or reduce the likelihood of re-occurrence.

n)

A description of any incidents (hazardous materials emergencies, security breaches, etc.) that adversely impacted Plant operations and Contractor’s ability to fulfil its obligations under this agreement.

o)	Summary of Contractor worker claims filed, third party claims filed, and updates on the status of existing claims.
p)	An update of the Mandatory Parts inventory.
q)	Semi-annually, an update of the total spare parts inventory.
r)	Any other data or information as requested by the Authority.

(*)  RO Membrane Performance

A normalization program shall be provided by the Contractor on the main control console in the control room. The normalization calculation algorithm shall be in accordance with the latest version of ASTM D4516 (Standard Practice for Standardizing Reverse Osmosis Performance Data) and must also be approved by the membrane manufacturer. Most data required for input to the normalization program shall be collected automatically through the programmable logic controller (PLC). The Contractor shall collect all other additional data (if any) and input the values in the PLC software interface program daily.

The Contractor shall consult with the membrane manufacturer to obtain the membrane manufacturer’s membrane performance guidelines prior to initiating a cleaning. These guidelines shall include the following information for each array:

a)	Normalized permeate flow, percent decrease;
b)	Pressure drop over a stage or the system; percent increase;
c)	Normalized salt passage (or permeate TDS increase); percent increase.

The Contractor shall monitor the key performance parameters listed above daily to determine if the RO system requires cleaning. Additionally, the following conditions will be graphed daily as a troubleshooting tool and to ascertain the performance of the membrane system:

a)	Normalized Salt Passage vs. Time;
b)	Normalized Permeate Flow vs. Time;
c)	Salt Transport Coefficient vs. Time;
d)	Water Transport Coefficient vs. Time; and
e)	Normalized Differential Pressure (Delta P) vs. Time.

RO membrane cleaning criteria shall be based on the normalized flux decline of the membrane treatment system.

2.2 Annual Operation Report Requirements

Once per year the walk-through Plant review (as mentioned under 2.1 above) will coincide with a more thorough annual review and preparation of an Annual Operation Report.

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Approximately two weeks prior to the annual walk-through Plant review, and not later than thirty (30) days after the completed year’s operation, the Contractor shall submit to the Authority one electronic copy of the Contractor’s Annual Operation Report. This report shall include, at a minimum:

a)

A summary of the information provided in the Monthly Operation Reports, including Total Water quantity (in cubic metres) and Water quality characteristics for parameters specified in APPENDIX F delivered to the Delivery Point.

b)	A summary of environmental and safety regulatory compliance.
c)	Updated Annual Operation and Maintenance Plan.
d)	An assessment of outstanding issues, including any recommendations for changes to Plant operation or Plant equipment.

The results from the joint Authority / Contractor annual survey will be compiled for use as an annual addendum to the Contractor’s Annual Operation Report. Approximately two weeks following the distribution of the addendum, the Authority and the Contractor will hold an Annual Review Meeting during which the results of the joint Authority / Contractor annual survey and the Contractor’s comments and responses will be discussed and all other matters of common interest and concern will be discussed and resolved. The Annual Operation Report will be finalized by the Contractor and issued within two weeks of the Annual Review Meeting.

3. OPERATION SERVICE PLAN

The Contractor shall prepare an operations and maintenance plan (Operation Service Plan), which shall be submitted for approval by the Authority.

The Operation Service Plan shall describe the principal aspects of routine and emergency operating procedures, repair and replacement, predictive and preventive maintenance, corrosion protection, and staffing. The Operation Service Plan will be consistent with the Contractor’s ability to perform its obligations in accordance with terms and provisions of the Agreement.

The Operation Service Plan will contain as a minimum an overview description of the following:

a)	Plan for Day-to-Day Operations of the Plant (Operations Plan);
b)	Maintenance, Repair and Replacement Plan (Maintenance Plan);
c)	Liquid and Solid Waste Stream Handling and Disposal Plan (Waste Management Plan); and
d)	Emergency Management Plan

The Contractor shall provide to the Authority:

a)	a draft Operation Service Plan thirty (30) days prior to the anticipated First Delivery Date; and
b)	a final Operation Service Plan no later than three (3) months after the First Delivery Date.

The Contractor shall update and submit to the Authority any material changes to the Operation Service Plan at least sixty (60) days prior to the commencement of each calendar year for the duration of the Term. The Authority may also each year request reasonable updates to the Operation Service Plan.

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Specific requirements related to the individual plans, which are integral parts of the Operation Service Plan are presented in the following sections.

3.1 Operations Plan

The Operations Plan shall describe principal procedures for normal, emergency and standby Plant operations to meet the Contractor’s obligations under the Agreement, including overall Plant start-up and shutdown during unusual source water quality events or other conditions which require such shutdown (hurricanes etc.). This plan shall include all sampling and analyses procedures and related QA/QC reports.

3.2 Maintenance Plan

The Maintenance Plan shall describe how the Contractor will:

a)

Perform predictive and preventive maintenance, repair and replacement activities on all equipment and buildings in accordance with the recommendations of the equipment manufacturer (OEM), Standard Industry Practices and this Agreement.

b)	Perform corrective maintenance in such a manner that the equipment operation is not impacted and the performance standards are not threatened.
c)	Prepare reports on maintenance, repairs, and replacements of any major equipment components

The maintenance plan must contain a comprehensive proposed maintenance schedule. This schedule will be used for monitoring and reporting requirements.

The Contractor shall develop and implement a comprehensive computerized maintenance management system (CMMS) that will collect historical data, including an inventory of spare parts, and a description of the repair work performed.

Scheduling of all maintenance task shall be done using the CMMS and the Authority shall be given (read-only) access to the CMMS no later than three (3) months after the First Delivery Date. All licenses, schedules, and work order history shall be transferred, at no cost, to the Authority at the end of the Term

3.3 Waste Management Plan

The Contractor shall prepare a Waste Management Plan describing the quantities, purpose of use. handling, storage and disposal methods for all chemicals, lubricants, fuels and any other hazardous materials used or generated at the Plant. The Waste Management Plan shall include a detailed list of all chemicals and hazardous materials to be used in the Plant, accompanied by relevant Material Safety Data Sheets. The Contractor shall submit a revised list immediately following any change of chemicals to be used in the Plant.

3.4 Emergency Management Plan

The Contractor shall prepare an Emergency Management Plan (EMP). The objective of the EMP is to eliminate or minimize personal injuries or property damage that could potentially be the consequence of an emergency. The EMP must properly handle the situation until the emergency authorities (Fire Department, Ambulance, Police Department, etc.) can arrive to

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take over an emergency situation.

As a minimum, the EMP shall address the following issues:

(a)	Chemical spill reporting procedures and chemical storage, personal protective equipment (PPE) inspection forms, and spill kit and PPE locations;
(b)	Personnel emergencies;
(c)	Fire and explosions and fire extinguisher location maps;
(d)	Pipe, valve, or pump failure;
(e)	Equipment and process failure;
(f)	Power failure;
(g)	Acts of God (hurricanes, wind storms, floods, and earthquakes);
(h)	Emergency telephone numbers;
(i)	Records preservations;
(j)	Chemical storage inventory and monitoring system;
(k)	Coordinating instructions with public emergency authorities;
(I)	Troubleshooting guides;
(m)	Evacuation Plan including evacuation meeting location and first aid trained personnel; and
(n)	Weather-related emergency procedures (incl. Hurricane Contingency (Preparedness and Recovery) Plan).

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APPENDIX J - MANDATORY SPARES INVENTORY

General

The Contractor is required to supply to the Authority in any one month an average daily quantity of Water of 9,000 cubic metres per day, which is 90% of the specified design capacity of the Plant, and which meet the requirements of APPENDIX C.

If the failure of a Plant part would impact on achieving these requirements, then that part is considered a ‘Critical Spare’.

If the failure of a part does not impact on the plant achieving this reliability, then the part is considered a Non-Critical Spare.

A failure in a Non-Critical Spare may, however, have other consequences, such as an adverse impact on safety, disruption to the overall functioning or efficiency of the plant, or result in an environmental non-compliance. Some Non-Critical Spares, which include some consumables (e.g., filter cartridges, chemicals) therefore play an important part in the inventory of the Plant and should be stocked as a mitigation measure to any of the above impacts.

The Contractor shall within 180 days of the Agreement Date submit a list of suggested Non-Critical Spares, for review by the Authority. Some of the Non-Critical Spares on this list may be included as part of the inventory of Mandatory Spares.

A Mandatory Spare is defined as

(i)	a Critical Spare; or
(ii)	a Non-Critical Spare where the failure would disrupt the overall functioning or efficiency of the plant; or
(iii)	a Non-Critical Spare where the failure of a part would result in a breach of the Contractor’s safety or environmental requirements.

All Mandatory Spares shall be purchased and held in store prior to the First Delivery Date.

The Contractor shall maintain an inventory of Mandatory Spares throughout the Term.

Mandatory Spares must be held in a suitable storage facility on or near the Site. The storage facility shall be secure and shall be used exclusively for the storage of Mandatory Spares used for this Agreement. The Contractor may use this storage facility to store Non-Critical Spares as well.

Mandatory Spares must be available in such numbers as to ensure that the contractual requirements can be achieved.

Mandatory Spares must be readily available for inspection by the Authority.

Mandatory Spares shall be immediately re-ordered when used and shall be restocked as soon as practical. The Contractor shall provide evidence of having placed an order for any Mandatory Spares that have been used at the Plant.

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Critical Spares List

Quantity
Submersible Well Pump	1
Submersible Well Pump Motor	1
Submersible Well Pump Motor Cable	1
Submersible Well Pump Motor Cable underwater splice kit	1
Submersible Well Pump VFD	1

High Pressure Pump Motor	1
High Pressure Pump Coupling	1
High Pressure Pump Rotating element	1
High Pressure Pump Bearings and seals	1
High Pressure Pump VFD	1
High Pressure Brine Booster Pump Motor	1
High Pressure Brine Booster Pump Motor Frame	1
High Pressure Brine Booster Pump	1
High Pressure Brine Booster Pump VFD	1

2nd Pass Pump Complete (motor, pump, coupling)	1
2nd Pass Pump VFD	1

Product Delivery Pump Impeller	1
Product Delivery Pump Bearings and seal kit	1
Product Delivery Pump Coupling	1
Product Delivery Pump Motor	1
Product Delivery Pump Starter or VFD	1

PX ERI Seal Kit	1
PX ERI Complete Assembly	1
PX ERI Special Maintenance Tool	1

Degassifier Blower Motor	1
Degassifier Blower Belts (complete sets)	2
Degassifier Blower Impeller Shaft Bearings	1
Degassifier Blower motor starter or VFD	1

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Critical Spares List (continued)

Quantity
Scrubber Recirculation Pump Complete Assembly	1
Scrubber Recirculation Pump Starter or VFD	1

Product Delivery Control Valve positioner	1

HMI computer with control software already installed and up-to-date	1
PLC with control software pre-installed	2
One each of all the PLC controller modules including all the communication modules	?
One each of all the various PLC controller backplanes types	?

One each of all the various MCC circuit breakers/ fuse types for 480V	1 lot
Two each of all the various circuit breakers/ fuse types for control system	1 lot
Two each of all the various relays analog or solid state used in MCC and control panel(s)	1 lot
Two each of all the various low voltage power supplies used in MCC and control panel(s)	1 lot
One each of all the various disconnect switches used in MCC and control panel(s)	1 lot
One each of all the various transformers used in MCC and control panel(s)	1 lot
Assorted bulbs and panel switches used in MCC and control panel(s)	1 lot
480V to 120V step down transformer sized for the largest sub panel service	1
One each of any line or load reactors	1 lot

Flow Meters 1 each of each flow range for HP & LP	1 lot
pH sensor, one each for each different pH range required at the total facility	1 lot
Conductivity sensor, one each for each different range required at the total facility	1 lot
Pressure sensor two each of each pressure range required	1 lot
Temperature sensor one each of each range and duty required	1 lot
Transmitters for sensors above as required if not integral	1 lot

Valve Actuators 2 each of each size and type (air/elec) throughout the plant	1 lot
Solenoid valves for air operated valve actuators complete sets	2
LP Valves 2 each of each size and type throughout the plant	1 lot
Assorted LP & HP gaskets for the various size pipe connections	1 lot

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